As Filed With the Securities and Exchange Commission on March 5, 2007

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUN ENERGY SOLAR, INC.

(Name of small business issuer in its charter)

DELAWARE	323110	20-3993194
(State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6408 Parkland Drive, Suite 104

Sarasota, FL 34243

(941) 751-6800

(Address and telephone number of principal executive offices)

Carl L. Smith III, Chairman and CEO

6408 Parkland Drive, Suite 104

Sarasota, FL 34243

(941) 751-6800

(Name, address and telephone number of agent for service)

COPIES TO:

Gregory Sichenzia, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10018

(212) 930-9700

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

(COVER CONTINUES ON FOLLOWING PAGE)

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, $.00005 par value per share	107,432,728	$0.15	$16,114,909	$494.73

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MARCH 5, 2007

Sun Energy Solar, Inc.

107,432,728 shares of

Common Stock

This prospectus relates to the sale of 107,432,728 currently outstanding shares of our common stock, par value $.00005 per share (the “common stock”) by certain stockholders of Sun Energy Solar, Inc.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at prices ranging from $.10 to $.15 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop.

We will not receive any proceeds from any sales made by the selling stockholders. We have paid the expenses of preparing this prospectus and the related registration expenses.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

SEE “RISK FACTORS” BEGINNING ON PAGE 2.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                  , 2007.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Sun Energy Solar,” the “Company,” “we,” “us,” and “our” refer to Sun Energy Solar, Inc.

Sun Energy Solar, Inc.

Sun Energy Solar, Inc. was incorporated under the laws of the State of Delaware on November 9, 2005 for the purpose of engineering, developing, marketing and distributing a proprietary new solar powered substrate technology. This patents pending technology may be marketed to several industries, including the outdoor advertising, highway safety and printing industries. The wireless solar substrate is thin, flexible (the width of 4 credit cards) and printable, and will include features and components such as pager encryption, radio frequency, GPS and motion sensing technologies. Our solar substrates can be illuminated without a connection to an electrical power system, thus eliminating energy and/or other associated costs.

We are a development stage business and have had nominal revenues since our formation. There is currently no public market for our common stock.

We have incurred losses since our inception and we expect to incur losses for the foreseeable future. For the period from November 9, 2005 (inception) through the fiscal year ended July 31, 2006, we incurred a net loss of $1,229,400 and for the quarter ended October 31, 2006, we incurred a net loss of $1,048,081. As of October 31, 2006 we had an accumulated deficit of $2,277,481 and a working capital surplus of $3,512,057 (current assets less current liabilities). These conditions raise doubt about our ability to continue as a going concern. Our principal executive offices are located at 6408 Parkland Drive, Suite 104, Sarasota, FL 34243. Our telephone number is (941) 751-6800.

The Offering

Common stock outstanding before the offering	259,737,041

Maximum shares being offered	The selling stockholders are offering a total of 107,432,728 shares of common stock, of which all shares are outstanding.

Common stock to be outstanding after the offering	259,737,041

Risk Factors	See “Risk Factors,” beginning on page 2 of this prospectus for a description of certain factors you should consider before making an investment in our common stock.

Use of proceeds	We will not receive any proceeds from sales made by the selling stockholders. To date, we have received gross proceeds of $5,293,025 from the sale of common stock.

RISK FACTORS

Our business involves a high degree of risk. Potential investors should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition, and results of operations could be materially and adversely affected. This could cause the trading price of our common stock to decline, with the loss of part or all of an investment in the common stock.

RISKS RELATED TO OUR FINANCIAL CONDITION

OUR FINANCIAL STATUS CREATES DOUBT WHETHER WE WILL CONTINUE AS A GOING CONCERN FOR MORE THAN 12 MONTHS FROM THE DATE OF THIS PROSPECTUS. IF WE DO NOT CONTINUE AS A GOING CONCERN, INVESTORS WILL LOSE THEIR ENTIRE INVESTMENT.

For the period from November 9, 2005, through the fiscal year ended July 31, 2006, we incurred a net loss of $1,229,400. As of October 31, 2006 we had an accumulated deficit of $2,277,481 and a working capital surplus of $3,512,037 (current assets less current liabilities). While we believe we have sufficient capital resources to fund our current operations for the next twelve months, we will require additional capital to develop our business operations. We intend to raise additional working capital either through private placements, public offerings and/or bank financing. There are no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose the entire amount of their investment.

WE ARE A DEVELOPMENT STAGE COMPANY AND HAVE A LIMITED OPERATING HISTORY UPON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE. FOR THAT REASON, IT IS DIFFICULT TO JUDGE OUR PROSPECTS.

We were organized on November 9, 2005 and have had limited operations since our inception from which to evaluate our business and prospects. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of initial and ongoing costs. We also face the risk that we will not be able to effectively implement our business plan. In evaluating our business and prospects, these difficulties should be considered. If we are not effective in addressing these risks, we will not operate profitably and we may not have adequate working capital to meet our obligations as they become due.

WE ARE DEPENDENT UPON CERTAIN SUPPLIERS

We have crucial suppliers – Varta Microbattery, Inc. – that will supply microbatteries; PowerFilm, Inc. – that will supply thin film solar modules; Texas Instruments Incorporated – that will supply microprocessors and other microchip technologies; and Microsoft Corporation – that will supply software technologies. We are dependent on these suppliers and in the event any one of them is unable or unwilling to supply us with the equipment that we need from them our business could be adversely affected.

IF WE FAIL TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY PRODUCE AND MARKET PRODUCTS SIMILAR TO OURS.

Our ability to compete effectively is dependent upon the proprietary nature of the designs, processes, technologies and materials owned by, used by and/or licensed to us. In December, 2005, we acquired the patent rights (applied for) to No. 60/617,263 Titled Substrate with Light Display. The Intellectual Property (“IP”) is for solar (and non-solar) powered substrates that permit sign-quality graphics to be run through printers (commercial and desktop) with electric lighting embedded in the substrate. Our success will depend in part on our ability to attain, maintain and enforce patent protection for our products and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. Patent positions in our business are generally highly uncertain and involve complex legal and scientific questions. Accordingly, there can be no assurance that our patents will be awarded and/or will afford us protection against competitors with similar technologies. The failure to maintain and/or obtain patent protection on the technologies underlying our proposed products may have a materially adverse effect on our competitive position and business prospects.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS BY THIRD PARTIES.

Although we do not believe that our products infringe the rights of others and while to date, we have not been subject to such claims, in the future we may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products. A successful claim of trademark, patent or other intellectual property infringement against us could adversely affect our growth and profitability, in some cases materially. Others may claim that our proprietary or licensed products are infringing their intellectual property rights, and that our products may infringe those intellectual property rights. If we are found to have infringed on the intellectual property rights of another party, licenses for such intellectual property may not be available on favorable terms or at all. If someone claims that our technology or products infringe their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. We also may be subject to significant damages or injunctions preventing us from manufacturing, selling or using some aspect of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business and profitability.

IF WE ARE NOT ABLE TO MANAGE GROWTH OF OUR BUSINESS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED.

We believe that there will be an increase in demand for solar technologies and solar products throughout the world over the next decade. Accordingly, we may experience a period of significant growth. Demand of this type could cause significant strain on our managerial, operational, financial and other resources. Success in managing this expansion and growth will depend, in part, upon the ability of our senior management to effectively manage the growth of our business.

THE LOSS OF CURRENT OFFICERS, AND MANAGEMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our success depends largely upon the skills, contacts and knowledge of our current officers, and management team. Carl Smith, Craig Hall and Matthew Veal. The loss of any one of these individuals could have a material adverse effect on our business.

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK. FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT THE VALUE OF OUR STOCK AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR STOCK.

There is no public market for our common stock and we cannot give any assurances that there will ever be a market for our common stock. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

IF A PUBLIC MARKET DOES DEVELOP FOR OUR COMMON STOCK, THE COMMON STOCK WILL BE SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

BECAUSE WE ARE NOT SUBJECT TO COMPLIANCE WITH RULES REQUIRING THE ADOPTION OF CERTAIN CORPORATE GOVERNANCE MEASURES, OUR STOCKHOLDERS HAVE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the NASDAQ Stock Market as a result of Sarbanes-Oxley requires the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the NASDAQ Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS AND STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

AS AN ISSUER OF “PENNY STOCK”, THE PROTECTION PROVIDED BY THE FEDERAL SECURITIES LAWS RELATING TO FORWARD LOOKING STATEMENTS DOES NOT APPLY TO US.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

THE REGISTRATION AND POTENTIAL SALE BY THE SELLING SHAREHOLDERS OF A SIGNIFICANT NUMBER OF SHARES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES.

Because there is no public market for our stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholders sell a significant number of shares, the market price of our common stock may decline. Furthermore, the sale or potential sale of the offered shares pursuant to this prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors”. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We have, however, received $5,293,025 from the sale of shares of our common stock to the selling stockholders. The proceeds from the sale of our common stock to the selling shareholders are being used for general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of February 28, 2007. None of the selling stockholders have held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three months. The table and the other information contained under the caption “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After the Offering
	Number (1)	Percent		Number (1)	Percent
AKAL SR, CHRISTIAN	300,000	0.12%	300,000	0	0.00%
ALLEN, SR., RICHARD R.	200,000	0.08%	200,000	0	0.00%
ALTIER, DAVID A	200,000	0.08%	200,000	0	0.00%
ALTIER, LAWRENCE	200,000	0.08%	200,000	0	0.00%
ATIENZA, ROMMEL	30,000	0.01%	30,000	0	0.00%
ATIENZA, RYAN	50,000	0.02%	50,000	0	0.00%
ATIENZA, RYAN VILLAREAL	100,000	0.04%	100,000	0	0.00%
BAIRD, CHRIS	200,000	0.08%	200,000	0	0.00%
BAIRD, CHRISTOPHER	100,000	0.04%	100,000	0	0.00%
BALE, LARRY G.	1,650,000	0.64%	1,650,000	0	0.00%
BANK, JUDITH & HAROLD BANK	40,000	0.02%	40,000	0	0.00%
BEARD, CHRIS	100,000	0.04%	100,000	0	0.00%
BEAVERS, RICHARD	200,000	0.08%	200,000	0	0.00%
BECK, SHARON JAMES WEINER	100,000	0.04%	100,000	0	0.00%
BEDNAR, MARTIN P	50,000	0.02%	50,000	0	0.00%
BEYNON, WILLIAM	100,000	0.04%	100,000	0	0.00%
BLANCHARD, ERIC	40,000	0.02%	40,000	0	0.00%
BLAZE, RONALD & ELAINE BLAZE	300,000	0.12%	300,000	0	0.00%
BOLGAN, BULENT	250,000	0.10%	250,000	0	0.00%
BOWLS, BRADFORD J.	100,000	0.04%	100,000	0	0.00%
BRANDLE, MICHAEL V	100,000	0.04%	100,000	0	0.00%
BRENES, ALCIRA LUIS BRENES	60,000	0.02%	60,000	0	0.00%
BROOKS, PETER	100,000	0.04%	100,000	0	0.00%
BROWN, MASON	50,000	0.02%	50,000	0	0.00%
BROWN, MICHAEL B.	100,000	0.04%	100,000	0	0.00%
BROWN, NINA	110,000	0.04%	110,000	0	0.00%
BROWN, RUSSELL C	50,000	0.02%	50,000	0	0.00%
BUFMEYER, DENISE S	120,000	0.05%	120,000	0	0.00%
BURGESS, DUDLEY	25,000	0.01%	25,000	0	0.00%
BUTCHER, COLBY J	100,000	0.04%	100,000	0	0.00%
CAIN, J CRAIG	150,000	0.06%	150,000	0	0.00%
CALLAHAN, THOMAS & CAROL CALLAHAN	50,000	0.02%	50,000	0	0.00%
CASTELLANOS, MILTON	160,000	0.06%	160,000	0	0.00%
CHAMBERS, JOHN & YANG CHAMBERS	50,000	0.02%	50,000	0	0.00%
CHAMBERS, JOHN M	50,000	0.02%	50,000	0	0.00%
CHAMBERS, JOHN M	100,000	0.04%	100,000	0	0.00%
CHERNOK, BEATRICE	100,000	0.04%	100,000	0	0.00%
CILIBERTI, EUGENE	100,000	0.04%	100,000	0	0.00%
CILIBERTI, EUGENE	100,000	0.04%	100,000	0	0.00%
CLANCY, JACQUELINE	100,000	0.04%	100,000	0	0.00%
COBLE, DAVID	15,000	0.01%	15,000	0	0.00%
COCHRANE, STEVE	170,000	0.07%	170,000	0	0.00%
COCOMELLO, NICK	50,000	0.02%	50,000	0	0.00%
COMPANIONSHIP PLUS LLC	600,000	0.23%	600,000	0	0.00%
COOK—LIVING TRUST, DOROTHY MAE	50,000	0.02%	50,000	0	0.00%
COOK—LIVING TRUST, PHILIP GORDON	50,000	0.02%	50,000	0	0.00%
COOPER, LOLA	100,000	0.04%	100,000	0	0.00%
CORNELLA, RICARDO	2,500,000	0.96%	2,500,000	0	0.00%
CRISTELLO, GAIL	100,000	0.04%	100,000	0	0.00%
CRISTELLO, GAIL MARTIN P BEDNAR	50,000	0.02%	50,000	0	0.00%
CRISTELLO, GAIL SHERWIN K FEINGOLD & MARGARET FEINGOLD	50,000	0.02%	50,000	0	0.00%
CRONA, WILLIAM	300,000	0.12%	300,000	0	0.00%
CUNDY, ROLAND	100,000	0.04%	100,000	0	0.00%
CUZA, FERNANDO*	2,400,000	0.92%	2,400,000	0	0.00%
D.I.A.R LLC	200,000	0.08%	200,000	0	0.00%
DAVENPORT, KELLEY & JOY DAVENPORT	100,000	0.04%	100,000	0	0.00%
DELAWARE CHARTER FBO GERALD GRUBBS IRA	1,250,000	0.48%	1,250,000	0	0.00%
DELLAVECCHIA, LARRY & BRENDA DELLAVECCHIA	100,000	0.04%	100,000	0	0.00%
DELVILLAR, FRANK	20,000	0.01%	20,000	0	0.00%
DEMYANEK, ANDREW & BARBARA DEMYANEK	100,000	0.04%	100,000	0	0.00%
DEMYANEK, ANDREW & BARBARA DEMYANEK	100,000	0.04%	100,000	0	0.00%
DENNY, DONALD F & SAUNDRA G	20,000	0.01%	20,000	0	0.00%
DENTON, MARION	50,000	0.02%	50,000	0	0.00%
DETMERS, ROBERT & LAURA DETMERS	5,000	0.00%	5,000	0	0.00%
DEVALLE, JANET	5,000	0.00%	5,000	0	0.00%
DIAR LLC	20,000	0.01%	20,000	0	0.00%
DICARLO, MARK	150,000	0.06%	150,000	0	0.00%
DILL, BLAKE & BEVERLY DILL	100,000	0.04%	100,000	0	0.00%
DILL, DAVID B	100,000	0.04%	100,000	0	0.00%
DILL, STEWARD E	100,000	0.04%	100,000	0	0.00%
MAITINO, LISA A	200,000	0.08%	200,000	0	0.00%
DISALVO, AMY	200,000	0.08%	200,000	0	0.00%
DIVELLA, FRANCES	300,000	0.12%	300,000	0	0.00%
DONATUCCI, DOMINIC & MERLE ANN DONATUCCI	200,000	0.08%	200,000	0	0.00%
DORAN, TED	50,000	0.02%	50,000	0	0.00%
DORAN, TED	100,000	0.04%	100,000	0	0.00%
DOREY, CHRISTOPHER & AMBRA DOREY	50,000	0.02%	50,000	0	0.00%
DUNHAM, JAMES & SHARRYL	50,000	0.02%	50,000	0	0.00%
DURHAM, DAVID	650,000	0.25%	650,000	0	0.00%
DURHAM, DAVID	100,000	0.04%	100,000	0	0.00%
DURHAM, DAVID	30,000	0.01%	30,000	0	0.00%
DURHAM, DAVID	60,000	0.02%	60,000	0	0.00%
DURHAM, HARVEY	100,000	0.04%	100,000	0	0.00%
DURHAM, HARVEY R	100,000	0.04%	100,000	0	0.00%
DURHAM, STEPHEN BRYAN	50,000	0.02%	50,000	0	0.00%
DURHAM, STEPHEN BRYAN	70,000	0.03%	70,000	0	0.00%
DURHAM, STEPHEN BRYAN	200,000	0.08%	200,000	0	0.00%
DURHAM, WILLIAM H	20,000	0.01%	20,000	0	0.00%
DURHAM, WILLIAM H	40,000	0.02%	40,000	0	0.00%
D’URSO, MERCEDES	50,000	0.02%	50,000	0	0.00%
DYER, SCOTT	1,000,000	0.39%	1,000,000	0	0.00%
ECONOMICO, BENJAMIN & TRACY ECONOMICO	50,000	0.02%	50,000	0	0.00%
EDWARDS, CHRISTOPHER SCARR	150,000	0.06%	150,000	0	0.00%
EVERLASTING FAITH FELLOWSHIP, INC.	1,300,000	0.50%	1,300,000	0	0.00%
EVERLASTING FAITH FELLOWSHIP, INC.	300,000	0.12%	300,000	0	0.00%
FARMER, PAUL A.	200,000	0.08%	200,000	0	0.00%
FEINGOLD, SHERWIN K MARGARET FEINGOLD	50,000	0.02%	50,000	0	0.00%
FEINGOLD, SHERWIN K MARGARET FEINGOLD & MARTIN P BEDNAR	50,000	0.02%	50,000	0	0.00%
FERRARA, JOHN & PAULETTE FERRARA	50,000	0.02%	50,000	0	0.00%
FINK, JR., JOHN J.	100,000	0.04%	100,000	0	0.00%
FINK, JR., JOHN J.	100,000	0.04%	100,000	0	0.00%
FLANAGAN, JUDITH	100,000	0.04%	100,000	0	0.00%
FOSSATI, JULIA	100,000	0.04%	100,000	0	0.00%
FOWLER, KIRK & SHAYNA FOWLER—JT TENANTS WITH RIGHTS OF SURVIVORSHIP	100,000	0.04%	100,000	0	0.00%
FRANCIS, JOSEPH	50,000	0.02%	50,000	0	0.00%
FRITZ, STEVE & SUSIE	100,000	0.04%	100,000	0	0.00%
GAHRY, DENNIS W & BARBARA GAHRY JTTEN	100,000	0.04%	100,000	0	0.00%
GAHRY, DENNIS W & BARBARA GAHRY JTTEN	100,000	0.04%	100,000	0	0.00%
GEFAELL, ROBERT	300,000	0.12%	300,000	0	0.00%
GEISLER, STEVEN D	100,000	0.04%	100,000	0	0.00%
GEORGE, RONALD	100,000	0.04%	100,000	0	0.00%
GERACE, JAMES	200,000	0.08%	200,000	0	0.00%
GERACE, JAMES E. LINDA J. GERACE JTWROS	415,000	0.16%	415,000	0	0.00%
GLASS, NEIL & YVONNE GLASS	100,000	0.04%	100,000	0	0.00%
GLEASON, ROBERT & JEAN GLEASON	200,000	0.08%	200,000	0	0.00%
GOINS III IRA, WILLIAM F CHARLES SCHWAB & CO INC CUSTODIAN	200,000	0.08%	200,000	0	0.00%
GORMAN JR, HERBERT F	200,000	0.08%	200,000	0	0.00%
GREENE, MATTHEW	100,000	0.04%	100,000	0	0.00%
GRIFFITH, JAMES	120,000	0.05%	120,000	0	0.00%
GRIGGS, MARK M.	100,000	0.04%	100,000	0	0.00%
GROTTICK, KEVIN	100,000	0.04%	100,000	0	0.00%
GROTTICK, KEVIN	103,000	0.04%	103,000	0	0.00%
GRUBBS IRA, GERALD E CHARLES SCHWAB & CO CUSTODIAN	800,000	0.31%	800,000	0	0.00%
GRUBBS, GERALD	100,000	0.04%	100,000	0	0.00%
GRUBBS, GERALD	1,000,000	0.39%	1,000,000	0	0.00%
GULLICK, CHARLES F	50,000	0.02%	50,000	0	0.00%
HAAXMA, ARTHUR A JUDITH A HAAXMA	100,000	0.04%	100,000	0	0.00%
HALL, CATHERINE	2,500,000	0.96%	2,500,000	0	0.00%
HALL, CHARLES	10,000	0.00%	10,000	0	0.00%
HALL, JOHN WRIGHT	10,000	0.00%	10,000	0	0.00%
HALL, JONATHAN	2,500,000	0.96%	2,500,000	0	0.00%
HALL, JUDGE WILLIAM CRAIG & MELINDA COX HALL JTWROS	260,000	0.10%	260,000	0	0.00%
HALL, WILLIAM CRAIG, JR.	10,000	0.00%	10,000	0	0.00%
HARRELL, GRIFFIN HOLMES	10,000	0.00%	10,000	0	0.00%
HARRILL, MARK	200,000	0.08%	200,000	0	0.00%
HELLINGS, GENE & BARBARA HELLINGS	250,000	0.10%	250,000	0	0.00%
HENSON, KIM	50,000	0.02%	50,000	0	0.00%
HERTZKE, BILLIE JEAN	100,000	0.04%	100,000	0	0.00%
HILL, WILLIAM	300,000	0.12%	300,000	0	0.00%
HILL, WILLIAM	200,000	0.08%	200,000	0	0.00%
HODGES, DOTTIE	2,500,000	0.96%	2,500,000	0	0.00%
HODGES, JOHN	300,000	0.12%	300,000	0	0.00%
HODGES, JOHN	500,000	0.19%	500,000	0	0.00%
HODGES, MARK	2,500,000	0.96%	2,500,000	0	0.00%
HOLMES, CAROLINE	100,000	0.04%	100,000	0	0.00%
HOSACK-CURLIN, KAREN	100,000	0.04%	100,000	0	0.00%
HOWARD, CARLA	20,000	0.01%	20,000	0	0.00%
HOWE, JEAN S	100,000	0.04%	100,000	0	0.00%
HRP REVOCABLE LIVING TRUST V/T/D/7/21/92 RICHARD B. PELL, TTE, HELEN K. PELL TTE	500,000	0.19%	500,000	0	0.00%
HUBLOT, CLAUDE	210,000	0.08%	210,000	0	0.00%
INGRAM, DEREK J.	200,000	0.08%	200,000	0	0.00%
INGRAM, JUSTIN	450,000	0.17%	450,000	0	0.00%
INGRAM, JUSTIN	300,000	0.12%	300,000	0	0.00%
IRA FBO DIANNE CORSO PERSHING LLC AS CUSTODIAN	227,004	0.09%	227,004	0	0.00%
IRA FBO LEE H WHITE PERSHING LLC AS CUSTODIAN	150,000	0.06%	150,000	0	0.00%
IRA FBO MICHELLE MAITINO PERSHING LLC AS CUSTODIAN	300,000	0.12%	300,000	0	0.00%
JACKSON, DON	50,000	0.02%	50,000	0	0.00%
JENKS, SUSAN & RAY JENKS	100,000	0.04%	100,000	0	0.00%
JOHNSON AND, DAVID A. JOYCE A. JOHNSON CO-TTEES U/A DTD OCTOBER 1, 1996 F/B/O/ DAVID A. JOHNSON	500,000	0.19%	500,000	0	0.00%
JOHNSON, KIMBERLY	100,000	0.04%	100,000	0	0.00%
JOHNSON, KURT A	100,000	0.04%	100,000	0	0.00%
JOHNSON, MATTHEW	100,000	0.04%	100,000	0	0.00%
JOHNSON, RALPH	100,000	0.04%	100,000	0	0.00%
JOHNSON, ROBERT D.	300,000	0.12%	300,000	0	0.00%
JOHNSON, STEVEN	250,000	0.10%	250,000	0	0.00%
JONS, BARBARA J	100,000	0.04%	100,000	0	0.00%
JULIA B MILLER REVOCABLE TRUST V/A/D 5/17/00 JULIA B. MILLER TRUSTEE	200,000	0.08%	200,000	0	0.00%
KAPHAN, DONNA	20,000	0.01%	20,000	0	0.00%
KEARNS, WALTER	10,000	0.00%	10,000	0	0.00%
KEATING, KEVIN A.	200,000	0.08%	200,000	0	0.00%
KING, CHARLES & SUSAN HUTTON-KING	30,000	0.01%	30,000	0	0.00%
KING, KATHLEEN	200,000	0.08%	200,000	0	0.00%
KINGDOM LIFE MINISTRY	1,000,000	0.39%	1,000,000	0	0.00%
KIRKPATRICK, ROBERT B	100,000	0.04%	100,000	0	0.00%
KLOS, SHIRLEY	100,000	0.04%	100,000	0	0.00%
KNIGHTON, BETTYE	100,000	0.04%	100,000	0	0.00%
KNIGHTON, OTTIS	50,000	0.02%	50,000	0	0.00%
KNOP, CHRISTOPHER	300,000	0.12%	300,000	0	0.00%
KOELSCH, MARGRET	5,000	0.00%	5,000	0	0.00%
KOJA, KATHE	10,000	0.00%	10,000	0	0.00%
KOSKI, LORETTA	200,000	0.08%	200,000	0	0.00%
KOTALIK, GEORGE	100,000	0.04%	100,000	0	0.00%
KROUSE, PAMELA	300,000	0.12%	300,000	0	0.00%
LANE, PATRICIA & THOMAS LANE	50,000	0.02%	50,000	0	0.00%
LANTZ, SARAH & JOHN LANTZ	120,000	0.05%	120,000	0	0.00%
LANZEN, AARON	130,000	0.05%	130,000	0	0.00%
LANZEN, LINDA	210,000	0.08%	210,000	0	0.00%
LEFTOFF, PAUL	200,000	0.08%	200,000	0	0.00%
LEFTOFF, PAUL	100,000	0.04%	100,000	0	0.00%
LENHOLT, MARY	40,000	0.02%	40,000	0	0.00%
LENHOLT, MARY	10,000	0.00%	10,000	0	0.00%
LIGON, FORD	100,000	0.04%	100,000	0	0.00%
LORENC, DONALD & MARILYN LORENC	50,000	0.02%	50,000	0	0.00%
LUXEMBOURG, ERIK	150,000	0.06%	150,000	0	0.00%
M OF TALLAHASSEE INC	500,000	0.19%	500,000	0	0.00%
MAITINO, PAUL & MICHELLE MAITINO	100,000	0.04%	100,000	0	0.00%
MAITINO, PHILLIP	300,000	0.12%	300,000	0	0.00%
MARSHALL, JEFFREY E.	50,000	0.02%	50,000	0	0.00%
MASE, JEFFREY	200,000	0.08%	200,000	0	0.00%
MASTROPIETRO, STEPHEN	500,000	0.19%	500,000	0	0.00%
MATTHEWS, JOHN	500,000	0.19%	500,000	0	0.00%
MATTHEWS, JOHN DAIL	500,000	0.19%	500,000	0	0.00%
MAYNARD, RACHEL L	5,000,000	1.93%	5,000,000	0	0.00%
MCCAFFERTY, EVELYN CORWIN	50,000	0.02%	50,000	0	0.00%
MCCONNELL, LARRY & LINDA MARTIN-MCCONNELL	100,000	0.04%	100,000	0	0.00%
MCCONNELL, STEVEN	40,000	0.02%	40,000	0	0.00%
MCDOUGALD, ARTIS	100,000	0.04%	100,000	0	0.00%
MCNAIR, PATRICK & CONSTANCE MCNAIR	100,000	0.04%	100,000	0	0.00%
MIGLIOZZI, HAROLD & GLENDA MIGLIOZZI	100,000	0.04%	100,000	0	0.00%
MILLER TRUST V/A/D 4/7/2005, ALLAN B. ALLAN B. MILLER, TTEE JESSICA N. MILLER, TTEE	200,000	0.08%	200,000	0	0.00%
MILLER, CEDAR	20,000	0.01%	20,000	0	0.00%
MILLER, LIGHT	10,000	0.00%	10,000	0	0.00%
MILLER, WILLIAM	200,000	0.08%	200,000	0	0.00%
MINTZ, FRED	100,000	0.04%	100,000	0	0.00%
MOORE, MARKHAM K.	500,000	0.19%	500,000	0	0.00%
MOORE, WHITNEY	100,000	0.04%	100,000	0	0.00%
MORIECE, SIGRID	120,000	0.05%	120,000	0	0.00%
NAVE, THOMAS B	150,000	0.06%	150,000	0	0.00%
NEUMANN, TINA	5,000	0.00%	5,000	0	0.00%
NEVIUS, DEBORAH	750,000	0.29%	750,000	0	0.00%
NICHOLSON, DAVID & CYNTHIA NICHOLSON	100,000	0.04%	100,000	0	0.00%
NORTH, JR., JOSEPH O.	200,000	0.08%	200,000	0	0.00%
NOWELL, DANNY & CYNTHIA NOWELL	50,000	0.02%	50,000	0	0.00%
O’BRIAN, BARBARA B	100,000	0.04%	100,000	0	0.00%
O’QUINN, CHARLES	100,000	0.04%	100,000	0	0.00%
ORDONEZ, XIOMARA	250,000	0.10%	250,000	0	0.00%
OSBORNE, BRADFORD E & KIMBERLY OSBORNE	100,000	0.04%	100,000	0	0.00%
PADDEN, RODD	50,000	0.02%	50,000	0	0.00%
PEREZ, EDWARD	100,000	0.04%	100,000	0	0.00%
PEREZ, EDWARD	100,000	0.04%	100,000	0	0.00%
PERRY, ALEXANDER & ALICE PERRY	100,000	0.04%	100,000	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO CAROLINE M GEFAELL IRA ACCOUNT # OCK944274	49,500	0.02%	49,500	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO CAROLINE M GEFAELL ROTH IRA ACCT # OCK943490	39,500	0.02%	39,500	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO DIANNE C CORSO IRA # OCK-944761	227,000	0.09%	227,000	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO EDWARD L GERBER JR IRA ACCOUNT # 0CK945990	140,000	0.05%	140,000	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO JACK RODMAN IRA # 0CK-945289	234,510	0.09%	234,510	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO JAMES E GERACE IRA #OCK-945222	285,130	0.11%	285,130	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO JOHN M CHAMBERS ROTH IRA ACCOUNT #0CK991879	19,700	0.01%	19,700	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO JOSEPH S VANCO IRA #OCK-946030	300,000	0.12%	300,000	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO LEE H WHITE IRA ACCOUNT # 0CK945172	150,000	0.06%	150,000	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO LINDA LANZEN IRA ACCOUNT # 0CK938979	90,000	0.03%	90,000	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO MICHELLE MAITINO IRA OCK-944415	300,000	0.12%	300,000	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO RICK ST GEORGE IRA #OCK-945123	642,493	0.25%	642,493	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO ROBERT S GEFAELL JR IRA ACCT # OKC941163	139,500	0.05%	139,500	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO ROBERT S GEFAELL JR ROTH IRA ACCT # OCK940744	39,500	0.02%	39,500	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO SHARON M BECK IRA ACCOUNT # 0CK945073	108,220	0.04%	108,220	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO STEPHEN MASTROPIETRO IRA #OCK-944522	362,248	0.14%	362,248	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O IRA FBO YANG LU CHAMBERS ROTH IRA ACCOUNT #0CK991838	19,400	0.01%	19,400	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O SEP FBO YANG LU CHAMBERS SEP ACCT #0CK993404	107,240	0.04%	107,240	0	0.00%
PERSHING LLC AS CUSTODIAN F/B/O SEP JOHN M CHAMBERS SEP ACCOUNT NUMBER OCK993396	121,320	0.05%	121,320	0	0.00%
PICKERING, ROBERT	100,000	0.04%	100,000	0	0.00%
PIERCE, DAVID A	150,000	0.06%	150,000	0	0.00%
PINSKI, DAVID	250,000	0.10%	250,000	0	0.00%
PINSKI, JAMES B	250,000	0.10%	250,000	0	0.00%
PINSKI, JAMES B	2,500,000	0.96%	2,500,000	0	0.00%
PINSKI, JAMES B	2,500,000	0.96%	2,500,000	0	0.00%
PINSKI, KEVIN	200,000	0.08%	200,000	0	0.00%
PINSKI, KEVIN	300,000	0.12%	300,000	0	0.00%
PINSKI, MICHAEL	300,000	0.12%	300,000	0	0.00%
PINSKI, MICHAEL	200,000	0.08%	200,000	0	0.00%
PLESZ, DEBORAH	30,000	0.01%	30,000	0	0.00%
PUSZAKOWSKI-SCHMIDT, LORI	50,000	0.02%	50,000	0	0.00%
RACZYINSKI, ANDREW E	100,000	0.04%	100,000	0	0.00%
RADFORD, MARTIN N	200,000	0.08%	200,000	0	0.00%
RADFORD, MARTIN N	200,000	0.08%	200,000	0	0.00%
REGO, JERROLD	15,000	0.01%	15,000	0	0.00%
REGO, SCOTT	60,000	0.02%	60,000	0	0.00%
REHMANI, MASOOD Z	140,000	0.05%	140,000	0	0.00%
REHMANI, QAMAR	30,000	0.01%	30,000	0	0.00%
REINHARTZ FAMILY LMT PARTNERSHIP	2,300,000	0.89%	2,300,000	0	0.00%
REINHARTZ, JARETT & KRISTY REINHARTZ—TENANTS BY THE ENTIRETY	100,000	0.04%	100,000	0	0.00%
REMBACH, JAMES L. II	100,000	0.04%	100,000	0	0.00%
REYNOLDS, TIMOTHY P.	100,000	0.04%	100,000	0	0.00%
RICHARDS, J KEITH	100,000	0.04%	100,000	0	0.00%
RICKARDS, W. SCOTT	200,000	0.08%	200,000	0	0.00%
ROBERTS, MIKE	200,000	0.08%	200,000	0	0.00%
ROCCUZZO, CLARE	100,000	0.04%	100,000	0	0.00%
ROCCUZZO, CLARE	100,000	0.04%	100,000	0	0.00%
RODMAN, JOHN S CARLA RODMAN	125,000	0.05%	125,000	0	0.00%
SALLEE, WAYNE ALLEN	5,000	0.00%	5,000	0	0.00%
SASSANO, JOSEPH	100,000	0.04%	100,000	0	0.00%
SCHAEFFER, SETH	30,000	0.01%	30,000	0	0.00%
SCULLION, JOSEPH	50,000	0.02%	50,000	0	0.00%
SECHRIST, RICHARD	100,000	0.04%	100,000	0	0.00%
SELLARS, CHRISTINE	5,000	0.00%	5,000	0	0.00%
SHAH, SHAHNAZ	70,000	0.03%	70,000	0	0.00%
SHEDA, DONALD & CONSTANCE SHEDA	500,000	0.19%	500,000	0	0.00%
SHELTON, DANIEL & LYDIA P SHELTON JTWROS	175,000	0.07%	175,000	0	0.00%
SIEGFRIED, MATTHEW	100,000	0.04%	100,000	0	0.00%
SIEGFRIED, THOMAS A.	5,000,000	1.93%	5,000,000	0	0.00%
SIZEMORE, KELLIE	1,000,000	0.39%	1,000,000	0	0.00%
SLEIGHT, CHRIS	250,000	0.10%	250,000	0	0.00%
SMITH, CHARLES	80,000	0.03%	80,000	0	0.00%
SMITH, DAVID	100,000	0.04%	100,000	0	0.00%
SMITH, MICHAEL J	300,000	0.12%	300,000	0	0.00%
SMYTHE, RON	2,500,000	0.96%	2,500,000	0	0.00%
SMYTHE, RONALD S.	2,500,000	0.96%	2,500,000	0	0.00%
SMYTHE, RONALD S.	1,500,000	0.58%	1,500,000	0	0.00%
SOLARI, PAUL	20,000	0.01%	20,000	0	0.00%
SPEDDEN, KENNETH A	30,000	0.01%	30,000	0	0.00%
SPEIGHT, ALEX J MAMIE M SPEIGHT	100,000	0.04%	100,000	0	0.00%
SPEIGHT, J ALEX	50,000	0.02%	50,000	0	0.00%
SPEIGHT, J ALEX	100,000	0.04%	100,000	0	0.00%
SPEIGHT, J ALEX	400,000	0.15%	400,000	0	0.00%
SPEIGHT, JOHN	40,000	0.02%	40,000	0	0.00%
SPEIGHT, JOSEPH	100,000	0.04%	100,000	0	0.00%
SPEIGHT, RODNEY	800,000	0.31%	800,000	0	0.00%
ST GEORGE, RICK	12,787,000	4.92%	2,787,000	10,000,000	3.85%
ST GEORGE, RICK	2,165,463	0.83%	2,165,463	0	0.00%
ST GEORGE, RICK	2,000,000	0.77%	2,000,000	0	0.00%
STACY, DUSTIN N	100,000	0.04%	100,000	0	0.00%
STARMOUNT INVESTORS, LLC	100,000	0.04%	100,000	0	0.00%
STARMOUNT INVESTORS, LLC	70,000	0.03%	70,000	0	0.00%
STOKER, JACQUELINE	10,000	0.00%	10,000	0	0.00%
STOKER, MARY LOU	50,000	0.02%	50,000	0	0.00%
SUMOSKI, DAVID	75,000	0.03%	75,000	0	0.00%
SUSZEK, ELLEN & RICHARD SUSZEK	100,000	0.04%	100,000	0	0.00%
SUTTON, DAVID	50,000	0.02%	50,000	0	0.00%
SWARBRICK, MELISSA E	20,000	0.01%	20,000	0	0.00%
TAYLOR, MICHAEL J.	100,000	0.04%	100,000	0	0.00%
TAYLOR, TRAVIS	200,000	0.08%	200,000	0	0.00%
TEMPLETON, ANTHONY A TRUSTEE U/A/D	500,000	0.19%	500,000	0	0.00%
TEMPLETON, WILFRED S	1,000,000	0.39%	1,000,000	0	0.00%
THE AJJ& J GROUP, LLC	200,000	0.08%	200,000	0	0.00%
THE REINHARTZ FAMILY LMT PARTNERSHIP	1,500,000	0.58%	1,500,000	0	0.00%
THEGE, LOANE & DOROTHY THEGE	100,000	0.04%	100,000	0	0.00%
THEGE, NANCY	100,000	0.04%	100,000	0	0.00%
THOMPSON, CHESTER	10,000	0.00%	10,000	0	0.00%
THOMPSON, KATHERINE	10,000	0.00%	10,000	0	0.00%
TOMARO, ANTHONY	100,000	0.04%	100,000	0	0.00%
TRAN, JOHNNY	100,000	0.04%	100,000	0	0.00%
TRINER, DR LUBOS	200,000	0.08%	200,000	0	0.00%
TUCKER, JEFFREY EVANS	150,000	0.06%	150,000	0	0.00%
VANCO, JOSEPH S	100,000	0.04%	100,000	0	0.00%
VASEL, LYDIA	25,000	0.01%	25,000	0	0.00%
WALLER, TED J.	100,000	0.04%	100,000	0	0.00%
WARD, CAROL	50,000	0.02%	50,000	0	0.00%
WATTS, LARRY	200,000	0.08%	200,000	0	0.00%
WEANER, PAUL J & LOU ANN WEANER TRUSTEES	100,000	0.04%	100,000	0	0.00%
WEBB, DONNA	50,000	0.02%	50,000	0	0.00%
WHITE, LEE H	120,000	0.05%	120,000	0	0.00%
WHITENER CAPITAL MANAGEMENT INC	200,000	0.08%	200,000	0	0.00%
WILCOX, KENNETH	200,000	0.08%	200,000	0	0.00%
WILDE, TERRY	100,000	0.04%	100,000	0	0.00%
WILKERSON III, STEPHEN L.	150,000	0.06%	150,000	0	0.00%
WILKERSON, STEVE	10,000	0.00%	10,000	0	0.00%
WILKERSON, STEVE	250,000	0.10%	250,000	0	0.00%
WILLIAMS, DAVID	200,000	0.08%	200,000	0	0.00%
WILLINGHAM, STEPHANIE	10,000	0.00%	10,000	0	0.00%
WOODARD, DARYL E.	500,000	0.19%	500,000	0	0.00%
WYATT, BOB	2,000,000	0.77%	2,000,000	0	0.00%
WYATT, BOB	2,500,000	0.96%	2,500,000	0	0.00%
YEARWOOD, MONICA	10,000	0.00%	10,000	0	0.00%
YSIDRON, CHERYL	100,000	0.04%	100,000	0	0.00%
ZACHARIASEN, LARS & ERINN ZACHARIASEN	5,000	0.00%	5,000	0	0.00%
ZHU, SHUN FANG	40,000	0.02%	40,000	0	0.00%
	117,432,728		107,432,728	10,000,000	3.85%
TOTAL SHARES OFFERED

*	As described in Employment Agreements. Mr. Cuza has entered into a consulting contract whereby he is entitled to royalties for services and can earn a maximum of 166,800,000 common shares. However, Mr. Cuza will not receive shares within 60 days.
(1)	Assumes that all securities registered will be sold.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at prices ranging from $.10 to .15 per share until a public market develops for the common stock. In order for a public market to develop, a broker-dealer must make a filing with the NASD, which oversees the over-the-counter market, including the OTC Bulletin Board. If a public market develops for our common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable: law.

The selling stockholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the selling stockholders are affiliates of broker-dealers.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the common stock other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, of 1933, as amended (the “Securities Act”). The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholder, in which case we will be required to amend or supplement this prospectus to name the selling stockholder, or (b) any one or more selling stockholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We have agreed to pay all fees and expenses incident to the registration of the shares.

DETERMINATION OF OFFERING PRICE

The $0.10 to $0.15 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founder, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

Because we are only registering existing shares, there will be no dilution as a result of this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock. As of February 28, 2007, no outstanding shares of our common stock were eligible to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended. Other than the shares being sold by the selling stockholders pursuant to this prospectus, we do not have any agreements to register shares of our common stock under the Securities Act of 1933, as amended. As of February 28, 2007, there were 259,737,041 of total shares of our common stock issued and outstanding and approximately 437 stockholders of record of our common stock

As of December 31, 2006, we had the following shares of common stock reserved for issuance:

500,000,000 shares of our common stock issuable upon the exercise of Option Agreement.

Dividend Policy

Historically, we have not declared or paid any cash dividends on our common stock. Any future determination to pay dividends on our common stock will depend upon results of operations, financial condition and capital requirements, applicable restrictions under any contractual arrangements and such other factors deemed relevant by our Board of Directors. There are no restrictions in our certificate of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company does not have any equity compensation plans under which any of the Company’s common stock is authorized for issuance as of the fiscal year ended July 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Financial Data” and our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In many cases, you can identify forward-looking statements by terminology, such as "may," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from those projected in any forward-looking statements. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

Our core business implements and integrates the strategic marketing, conceptual architecture, patenting, engineering, design, manufacturing, and supply chain logistics of energy-efficient proprietary products that leverage the convergence of emerging technologies in the area of solar, micro-battery, chip-scale electronics, micro electro-mechanical systems, light emitting diodes (“LED”), printable electronic inks, global positioning systems (“GPS”), and wireless communication technologies An example of our of product development is Solar Stickers, a solar adhesive technology that integrates flex circuitry, photovoltaics, microbatteries, light emitting diodes (LEDs), and radio frequency identification to form a patents pending printable solar lighted substrate that is illuminated from within.

We are a Delaware corporation incorporated on November 9, 2005. In December 2005, we acquired all of the patent rights owned by Sparx, Inc. Carl Smith, our Chief Executive officer owns all of the capital stock of Sparx. In connection with the acquisition of the patent rights, we issued 500,000,000 stock options to Mr. Smith and have agreed to pay a royalty of 4.9% of revenues to Sparx, Inc.

As a Development Stage Company, we have had a limited operating history that can serve as the basis to evaluate our business. There are many factors, including those discussed under the “Risk Factors” section of this prospectus that could have a material adverse effect on our business and operating results. You should read the following information in conjunction with our financial statements and related notes contained elsewhere in this prospectus. You should consider the risks and difficulties frequently encountered by early-stage companies, such as us, in new and rapidly evolving markets, such as the solar market. Our limited operating history provides only a limited historical basis to assess the impact that critical accounting policies may have on our business and our financial performance.

For the fiscal period from inception (November 9, 2005) to October 31, 2006, the Company had a net loss of $2,277,481.

Our product development plan is being conducted in phases, which are as follows:

Core Technology

Solar Cell Improvement and Research

Manufacturing Implementation

Battery Development

Integration into Fabric

Legal (patent, safety testing)

Work on phases is concurrent in part, and some product is planned to be introduced to the market before completion of the various phases of product development.

By core technology, we mean a menu of product features such as substrates of various thickness and power, developing a method of connecting several substrates together in an integrated fashion, adding sensors to the core product, adding Radio Frequency (“RF”), Radio Frequency Identification (“RFID”), Bluetooth and long range communication technologies to the core product, encapsulation, adding sensors and applying adhesion technology to the core product. Concurrently with the core product development phase, we are exploring ways to improve solar cells, particularly thin film, integration of the core product into fabric, designing a manufacturing plan, and ultimately designing specialized batteries that best meet our needs in the event the marketplace does not offer something that meets specifications of products that we intend to offer.

Our research and development efforts are currently focused within the following areas: 1) Optical- Increase the amount of light captured by a particular solar cell or module (note that Optics can increase efficiency of solar cells regardless of material), and 2) Next generation solar cell materials - Selection and commercialization of a high-efficiency, low cost, non-silicon photo-voltaic material.

We presently have 8 employees and 6 consultants. We intend to hire 4 to 5 additional employees during the next twelve months, particularly in the area of sales. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Our plan of operation for the next twelve months is:

1.	The costs associated with the development of our products during the next twelve months are estimated to be:

Core Technology	$850,000
Solar Cell Improvement and Research	$500,000
Manufacturing Implementation	$100,000
Legal (patent, safety testing)	$50,000

2.	Assuming we receive continued favorable results from our basic core technology work, we will commence introducing product into the marketplace. We anticipate spending $100,000 in engineering costs towards this and to fund initial product orders from deposits from customers and cash on hand, and we may finance additional costs from the sale of our common stock and debt, although we do not have any specific financing arranged.

3.	In addition to these costs, we anticipate spending $600,000 on administrative costs, including the costs associate with this registration statement and complying with reporting obligations. We plan to pay these expenses from our current cash on hand.

4.	In summary, we anticipate the following expenses over the next twelve months: (a) $25,000 to develop our Internet websites; (b) $600,000 for media advertising to promote our brand name; (c) $500,000 for our research and development program; (d) $40,000 to secure the distribution of our products into an established retail outlet within the United States, including an integrated inventory management/manufacturing/sales computer system; (e) $100,000 for an investor relations program; (f) $35,000 for professional and consultant fees; and (g) $1,950,000 for general working capital, including product development, inventory, and general and administrative expenses.

5.	We plan to finance our operations for the next twelve months with the proceeds from the offerings we have completed.

At October 31, 2006, we had $506,139 in total liabilities, all of which are current.

During the period from inception (November 9, 2005) to October 31, 2006, we spent $185,440 on research and development and other expenses related to the development of our products. For the same period, we incurred total general and administrative costs of $2,182,139, which included $1,251,616 of noncash labor (stock bonuses to induce hiring certain company officers and contributed labor by our founders) and $466,229 of accrued expenses associated with those share payments.

Cash Flows and Working Capital

To date, we have financed our operations primarily through equity contributions by our shareholders. As of July 31, 2006 and October 31, 2006 we had $4,004,024 and $4,360,980 in cash and cash equivalents, respectively. Our current liabilities as of July 31, 2006 and October 31, 2006, totaled $267,642 and $506,139, respectively, although most of these liabilities will be paid with common stock of the Company. We have raised additional cash of $761,266 in equity since October 31, 2006.

Operating Activities

Net cash used in operating activities for the period from inception (November 9, 2005) to July 31, 2006 amounted to $169,809 and $371,975 for the quarter ending October 31, 2006. Net cash used by operating activities was mainly a result of a net loss of $1,229,400 and $1,048,081, for the same periods respectively which included non-cash share-based compensation of $850,063 and $401,553 and related accrued expense of $240,641 and $225,587, for the period from inception (November 9, 2005) to July 31, 2006 and the quarter ending October 31, 2006, respectively.

Investing Activities

Net cash used in investing for the period from inception (November 9, 2005) to July 31, 2006 was $35,034 and $18,781 for the quarter ending October 31, 2006, due primarily to our purchase of computer equipment for office and product development purposes.

Financing Activities

Our net cash provided by financing activities for the period from inception (November 9, 2005) to July 31, 2006 was $4,565,824 and $33,380 for the quarter ending October 31, 2006. Furthermore, we have raised an additional $761,266 since October 31, 2006. In order to proceed with our plans we have raised funds by way of a private placement of equity and debt securities in our company. In the summer, 2006, we issued 45,317,626 restricted shares of common stock for proceeds of $4,531,763 through a private placement, and issued an additional 7,612,660 shares for proceeds of $761,266 from a second private placement. The net proceeds received have been used as working capital to allow us to finance our plans above.

Cash Requirements

We anticipate the following expenses over the next twelve months: (a) $25,000 to develop our Internet websites; (b) $600,000 for media advertising to promote our brand name; (c) $500,000 for our research and development program; (d) $40,000 to secure the distribution of our products into an established retail outlet in the United States, including an integrated inventory management/manufacturing/sales computer system; (e) $100,000 for an investor relations program; (f) $35,000 for professional and consultant fees; and (g) $1,950,000 for general working capital, including product development, inventory, and general and administrative expenses.

Going Concern

With our present cash and cash equivalents management expects to be able to continue operations for at least the next twelve months. However, we have suffered losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital as needed. In this regard we have raised additional capital through the equity offerings noted above. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or borrow from lending institutions. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The issuance of additional equity securities, including convertible debt securities, by us could result in a significant dilution in the equity interests of our current stockholders. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer. In such event, we will be forced to scale down or perhaps even cease our operations.

Revenues

We currently do not have revenues. We expect to be dependent upon a limited number of customers for a significant portion of our revenues.

Expenses

General and Administrative Expenses We anticipate that during the next twelve months our general and administrative expenses will be approximately $600,000.

Research and Development Expenses

Research and development expenses primarily consist of labor costs, material costs and facilities. We expense our research and development costs as incurred. We believe that our research and development will be critical to our strategic objectives of developing our technologies, and ultimately reducing manufacturing costs and meeting the requirements of our customers. As a result, we expect that our total research and development expenses will increase in absolute terms in the future. Research and Development was $57,751 and $127,689 for the fiscal period ending July 31, 2006 and the quarter ended October 31, 2006, respectively.

Share-based Compensation Expenses

We have issued 500,000,000 stock options to Carl L. Smith, our chief executive officer. The Company measures compensation for these plans under APB Opinion No. 25. No compensation cost has been recognized as all options were granted at or below the fair market value of the underlying stock at the date of grant. Had compensation expense for these plans been determined consistent with SFAS No. 123 (r), the Company's net loss and net loss per share would be $(18,996,986) and $(0.0274). The fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used: risk-free interest rates of 6%, expected volatility of 51% and expected lives of 15 years. No dividends were assumed in the calculations.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements are critical to an understanding of our financials.

When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies, (iii) the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements:

Revenue Recognition

Our policy is to recognize revenue from sales when products are delivered and title has passed to our customers. We intend for a majority of our contracts to provide that products are shipped “CIF destination,” or cost-insurance-freight destination. Accordingly, we must receive written evidence that the products have been delivered to and accepted by the customer prior to recognizing revenue. We may enter into agreements that provide for settlement through document-against-payment, or D/ P method, whereby we present shipping documents to our bank and our bank forwards the shipping documents along with a collection notice to the customer’s bank, which then sends a collection notice to the customer. The customer makes payment upon receiving the notice and takes possession of the products only after payment. Our plan is for a majority of our sales to domestic customers to require customers to prepay before delivery is made. Such prepayments will be recorded in our financial statements as advances from customers, until delivery has occurred.

We plan to make arrangements with certain distributors for sales on their own account, or through arrangements with us, to direct shipments to specified customers. Under either arrangement, the distributor pays us for products based on pre-arranged price lists which are subject to periodic updates. Our payment arrangements with distributors should provide for either down payment upon delivery to the warehouse or payment terms of up to two (2) months if collateralized by bank letters of credit. We may also offer a 1.0% discount to certain distributors if payment is made upon delivery to the warehouse. The agreements with distributors contain our customary product warranties and contain no other post-shipment obligations or any return or credit provisions. We will recognize revenues for solar integration services upon completion of the integration project (where contracts are typically several weeks in duration) primarily because we do not plan to be vendor specific and objective evidence to allow for separating various components of the solar systems integration contracts into separate units for accounting. We only recognize revenues when our prices are fixed or determinable, and collectibility is reasonably assured.

Impairment of Long-lived Assets

We evaluate our long-lived assets and finite life intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, we measure impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we recognize an impairment loss based on the fair value of the assets. We have not had any impairments since inception.

Inflation

Since our inception, inflation has not materially impacted our results of operations.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to potential interest expenses incurred by short-term and long-term bank borrowings, as well as interest income generated by excess cash invested in demand deposits and liquid investments with original maturities of three months or less. Such interest-earning instruments carry a degree of interest rate risk. We plan to not use any derivative financial instruments to manage our interest risk exposure. We plan to not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense may increase due to changes in market interest rates.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4." The statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4 previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight and remanding costs may be so abnormal as to require treatment as current period charges". SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement is issued. We do not anticipate that the adoption of SFAS 153 will have a material effect on our financial position or results of operations.

In March 2005, the Financial Accounting Standards Board (“FASB”) published FASB Interpretation No. 47, “Accounting for Asset Retirement Obligations.” This Interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. Statement 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation The provision is effective no later than the end of fiscal years ending after December 15, 2005 The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its financial position or results of operations or cash flows.

In May 2005, published FASB Statement No. 154, “Accounting Changes and Error Corrections.” This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement will be effective for the Company beginning in our fiscal year ended July 31, 2007.

For the period from inception (November 9, 2005) through July 31, 2006, the Company has adopted SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS No. 123 allows the Company to adopt a fair value basis of accounting for stock options and other equity instruments or to continue to apply the existing accounting required by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”. The Company has also adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure”. This pronouncement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reporting results. The Company has adopted SFAS No. 123R, “Accounting for Stock Based Compensation—Revised” for the fiscal year ending July 31, 2007.

In December 2005, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets— an Amendment of APB Opinion No. 29,” or SFAS 153. SFAS 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. We do not anticipate that the adoption of SFAS 153 will have a material effect on our financial position or results of operations.

The Financial Accounting Standards Board has issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” and SFAS No. 156 “Accounting for Servicing of Financial Assets”, but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company’s operations and financial position have not been disclosed.

Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and have not formed any special purposes entities.

DESCRIPTION OF BUSINESS

ORGANIZATION

We were incorporated on November 9, 2005 under the laws of the State of Delaware for the purpose of commercializing solar products. We were originally named Sologic, Inc. On April 25, 2006, we changed our name to Sun Energy Solar, Inc. On December 21, 2005, we acquired the patent rights (patent applied for) to No. 60/617,263 Titled Substrate with Light Display, applied for on September 2, 2005 (provisional was applied for in September, 2004), from Sparx, Inc., a Florida corporation 100% owned by our Chief Executive Officer. Sparx, Inc. had acquired the patent rights from certain officers of our company. As compensation under the agreement with Sparx, we granted Sparx, Inc., a royalty of 4.9% of gross revenues. We also granted 500,000,000 stock options (of which 25% have been pledged to charity) to Carl L. Smith, our Chief Executive Officer. The options are exercisable at ten cents per share, have entirely vested, and have an unlimited life. We also granted to Mr. Smith additional voting rights so that in the event that an outside party were to acquire 20% or more of the Company and attempt a change in control, Mr. Smith would have the right to vote enough additional shares so that he would have a voting majority in any shareholders meeting, thus effectively, giving Mr. Smith veto power over any takeover attempt.

Since inception, management has been developing our initial product lines which consist of a solar substrate product for the highway safety market and a first generation small solar substrate for the advertising industry. The company has been testing these prototypes and making presentations to various state governmental agencies and large advertising firms to gauge the interest level for these products. Since our incorporation, our business has expanded to include the development of full motion software and information products for use within the variable messaging and digital sign sub-field of solar lighting. Presently, several of these products are in various stages of development.

PRODUCTS

Our core product is a patents-applied for, printable lighted solar powered substrate. The product can be developed in virtually any size, and resembles a solar poster, a solar sticker, a solar billboard, etc. The solar substrate can be adhered to existing products such as a billboard by using an epoxy resin adhesive, or the solar substrate can operate as a stand-alone lighted and self powering display.

The principal elements of our products are: 1) Lighting (principally Light-Emitting Diodes {LEDs}) but alternatives may be used, such as fiber optics, 2) Power Source (principally solar with a rechargeable battery, although other sources including the power grid can be used), 3) Circuit Board (preferably flexible), and 4) encapsulation in a urethane or polymer technology that protects the otherwise vulnerable electronic components from inclement weather.

The original product concept has been expanded to include the development of full motion, remotely programmable, software and information products for use within the variable messaging and digital sign products sub-field of solar lighting.

Below is a description of some of the benefits of our technologies:

1)	Our solar powered lighted signs and billboards require no external electrical supply and are completely self-contained. Thus, there will be no need for extension cords; the products eliminate utility (electricity) costs and require no battery replacement. This also eliminates the fire hazard that is associated with plug-in displays.

2)	The latest United States tax legislation (Securing America's Energy Independence Act) provides a 30% income tax credit, with no cap, to businesses that purchase solar-powered lighted signs and billboards. The effect of this is that the cost of our signs and billboards (plus applicable taxes and interest) may be discounted by 30%, which in some cases, based on our anticipated pricing strategy, will make our solar billboards less expensive to advertisers than non-solar billboards.

3)	Customers do not have to throw away our solar-powered lighted signs and billboards every time they run a new promotion or special. The reason for this is because our products include wireless technologies that allow the LED components within our products to illuminate in different patterns. This means that the lighted message can be changed on demand in order to reflect the end of a promotion or the beginning of a new promotion. Also, we plan to engineer every component included within the Company’s products, other than the rechargeable micro-battery, to be certified to last up to 100,000 hours. The rechargeable micro-battery will last for approximately two years, and can be replaced in certain models of company product.

4)	Our solar-powered lighted signs and billboards can be manufactured to be dual sided to create two lighted visual advertisements in one location.

5)	Our solar-powered lighted signs and billboards require no up-keep. The solar substrate can be hung in the window and recharges itself as sunlight is absorbed by the solar cells without the customer ever having to do a thing.

Printable Solar Highway Traffic Safety Substrate

The printable solar highway traffic safety substrate engineering prototypes have been completely developed. Core Engineering was completed on this product in October, 2006 and we are currently marketing the products. Our printable, solar highway traffic safety substrates meet and/or exceed the relevant state and federal engineering requirements as defined in the Equipment and Material Standards of the Institute of Transportation Engineers (ISBN 0-935403-16-7) and the Vehicle Traffic Control Signal Heads: Light Emitting Diode [LED] Circular Signal Supplement (ISBN 1-933452-09-9).

By selling to suppliers of barricades who lease products to the governmental unit, our solar traffic product qualifies for the 30% solar tax credit that is outlined within the latest United States tax legislation (Securing America's Energy Independence Act) which can then pass through the savings. Taking into account the cost of the least expensive existing barricade product plus one year of battery cost to effectively light the product on a nightly basis, additional savings will be realized based upon labor costs and other expenses associated with replacing batteries in existing non-solar lighted traffic barricade products.

The integration of features and components such as GPS tracking capabilities, 911 emergency contact capabilities, Blue Tooth®, RF (Radio Frequency), RFID and motion sensor technologies are available as part of the product offering.

Solar Lighted Stickers

The second product to be offered by the Company will be printable solar lighted stickers for the professional sports and retail markets. Engineering for this product was completed in April, 2006.

The first solar-sticker product is the “beating heart” solar sticker. By arranging the LED lights in a heart shape. The substrate is then printed whereby a message such “I © Dogs,” or “I © XYZ Sports Team” is displayed, and the heart lights up in pre-programmed timed intervals that emulate a beating heart.

Solar Lighted Advertisements

According to the December, 2003 Arbitron / Edison Media Research National In-Car Study, illuminated outdoor advertising increases advertisers’ audience by 16% or 36.2 million people per day in the United States alone.

Our printable solar lighted advertisement substrate has been completely developed for sizes up to 1 ft. x 1 ft. Larger sizes (2’ x 2’, 3’ x 3’, and 4’ x 4’) are currently being engineered. The engineering of these substrates entails the effective design of a printed circuit board (“PCB”) that includes: multiple solar cell mounts, rechargeable micro-battery mounts, microprocessor mounts, and thousands of potential placements for LEDs. By providing the numerous placement options for the components, a single PCB design can accommodate virtually any design required by an advertiser.

This proprietary product is a super thin (approximately the width of four credit cards) and flexible, printable substrate that includes solar cells in inconspicuous locations on the substrate; these solar cells power multiple rechargeable micro-batteries that drive the LEDs underneath the printed graphics. Directly above each LED on the substrate are tiny transparencies in the print graphic that allow light from the LEDs to escape from underneath the print. This light allows advertisers to focus viewers’ attention to specific areas of the advertisement in order to more effectively brand their message.

We intend to develop printed solar substrates to attach onto existing 8-sheet, 30 sheet, bulletin board, transit, and other advertising displays. Our products can be securely attached to printed vinyl using an epoxy resin that dries quickly and creates a permanent bond between the solar substrate and the printed vinyl. An example of our solar substrate application used in combination with a 30-sheet advertisement is: a major national home builder advertises a picture of a house in the middle of the printed vinyl, and a printed solar substrate in the design of a window will be affixed to the vinyl such that the window will illuminate creating the effect that a resident of the house turned on a light. Laws specific to billboard lighting require the illumination of the window to activate and stay illuminated for a total of six (6) seconds before dimming to darkness. Our products will meet or exceed any and all state or federal regulations governing lighted advertisements.

The outdoor advertising companies that we are working with provide more than 80% of the outdoor advertising in the United States, and operate in more than 20 foreign countries. The printed vinyl company that we are working with provides approximately 75% of the printed vinyl to the advertising market in the United States.

The integration of more advanced features and components such as motion sensors, pager encryption, Radio Frequency (“RF”), RFID, and GPS tracking capabilities, are planned to be included within the product offering in the future.

Federal solar tax credits coupled with new state energy initiatives compliment our product offering. Our products eliminate the demand for external electricity to a lighted advertisement.

Due to the extremely low voltage required to power the Company’s products, UL testing and other electrical testing are not required.

ENGINEERING

Our initial engineering prototypes (and patent support work) have been prepared by the engineering firm of Technology Driven Products, Inc. located in Loveland, Colorado and our original encapsulation was done by Rapid Pro, Inc., of Longmont, Colorado and Protogenic, Inc. of Westminster Colorado. Over the last twelve (12) months, we have developed an in-house engineering department that consists of electrical and mechanical engineers, and have engaged several engineering firms that act as independent contractors. This effort has allowed us to increase the speed of our product development efforts, and helped to refine the solar substrate and encapsulation technologies. Our relationships with Varta Microbattery, Inc. and PowerFilm, Inc. provide additional engineering and product development support that is key to the efficiencies of our product development processes. Our relationships with Varta Microbattery, Inc. and PowerFilm, Inc. are also crucial to our manufacturing efficiencies in addition to our engineering and product development.

INTELLECTUAL PROPERTY

The following is a list of our intellectual property.

a)	Trademarks - all common law, state and /or federal rights in the United States

b)	Trade name –Sun Energy Solar has initiated efforts to trademark “Solartizement”,

“Solartizing”, Solar Sticker, “IdentiTag”, “Light without Limitation”

c)	Sun Energy Solar U.S. Provisional Patent Applications:

Substrate with Light Display Serial No.: 60/617,263

WAREHOUSING AND DISTRIBUTION

To establish inventory procedures and shipping and handling procedures for global distribution, we have engaged Joe Miller, a business expert who owns one of the largest art supply businesses in the United States. Mr. Miller is assisting the company to set-up its shipping facilities; and is also helping with the establishment of inventory controls and customer service protocols. Mr. Miller is a member of our board of directors. Mr. Miller owns Cheap Joe’s Art Supply, a United States company that ships products domestically and internationally.

MARKETING STRATEGIES

Our initial plan is to test market our products through pilot programs.

We can make no assurances that will be allowed a pilot test of the Solar Sticker products, and even if they do allow a pilot test, we cannot guarantee that the pilot program will be successful. We can make no assurance that these organizations will purchase product from our company at any time.

One advantage of pilot programs is they offer the ability to correct any mistakes or miscalculations that are made during the pilot. It may be necessary to re-engineer certain product specifications once critical data is retrieved; for instance: the number of LEDs on a given substrate may need to be increased or decreased, the brightness or lumens of the LEDs may need to be increased or decreased, the size of the substrate may need to be increased or decreased. T. The Company believes that it has adequate capital to conduct four (4) complete pilot tests as have been described above within four (4) different markets. The markets that we have targeted are as follows:

Automotive dealerships

Professional sports

Department of Transportation (“DOT”) - Traffic and highway safety

Site-specific retail marketing

We can make no assurances that any state or federal government agency will agree to allow a pilot test of the company’s products, and even if they do allow a pilot test, we cannot guarantee that the pilot program will be successful. We can make no assurance that any governmental agency will purchase product from our company at any time

Once the company has fine-tuned the Solar Sticker product and is confident that both the product and the company are prepared for the strains of mass distribution, then the company will begin a mass marketing campaign as outlined below:

•

Nationwide sign franchises. We intend to schedule meetings with the corporate decision makers of these franchises, and present the solar substrate technology along with the critical data from the pilot programs. Our intention is to have our solar substrate products approved and included within the product offering to the downstream independently owned franchises. In the franchise system, new products are reviewed by corporate and are generally tested by pre-established franchises in order to determine the viability of the new product, such as demand and ease-of-use.

•	Worldwide reseller/distribution networks. We will engage these networks and negotiate terms for downline distribution.

•

Internet sales – We intend to operate websites that will allow customers to easily browse, select and purchase various products directly from us. The websites that we own are as follows: (www.solartizement.com, www.solarstickers.com, www.sunenergysolar.com, www.solartizing.com, and www.bumperflicker.com). These websites will not be activated until such time as we have product to sell directly to the consumer. The information on these websites is not part of this prospectus.

•

Trade shows – We will attend trade shows in diverse and synergistic industries such as: convenience store, grocery, highway safety, governmental, military, advertising, outdoor & indoor sign, professional sports, and other markets.

•	Governmental – We plan to aggressively market our products to foreign, federal, state and local governments.

•

Licensing – We plan to actively solicit sports organizations to obtain licensing agreements for use with our products. We may also license our intellectual properties and technologies to large organizations on an annual fee and/or royalty basis.

•	Direct Sales – We currently have three (3) national account sales representatives.

GOVERNMENT REGULATION

We are not aware of any existing or probable governmental regulations that may have a material effect on the normal operations of our business. There also are no relevant environmental laws that require compliance by us that may have a material effect on the normal operations of the business.

DESCRIPTION OF PROPERTY

We currently lease an operating facility at 6408 Parkland Drive, Sarasota, Florida 34243. This facility is under a three year and one month term through October 31, 2009. The lease requires monthly rent of approximately $3,524 plus annual increases of 3% that go into affect on November 1 of each subsequent year. The building consists of approximately 5,316 square feet of laboratory, warehouse and office space. The facilities are in good condition.

LEGAL PROCEEDINGS

We are not currently a party to, nor are any of our property currently the subject of, any pending legal proceeding. None of our directors, officers or affiliates are involved in a proceeding adverse to our business or have a material interest adverse to our business.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following are the names and certain other information regarding or current directors and executive officers.

Name	Age	Position
Carl L. Smith, III	37	Director, Chairman of the Board and Chief Executive Officer
Matthew Veal	48	Chief Accounting Officer, Controller and Secretary
Richard C. Hall	36	Chief Financial Officer, Vice Chairman, Treasurer & Director
Bob Fugerer	48	President, Chief Technology Officer and Director
Gary P. Bentz	43	Vice President of Sales and Marketing and Director
Eddie Shaviv	60	Director
Joe Miller	67	Director
Jim Perkins	42	Director
John LaCorte	38	Vice President of Global Logistics and Business Development and Director
Don Sipes	46	Director

Pursuant to our Bylaws, our directors are elected at our annual meeting of stockholders and each director holds office until his or her successor is elected and qualified. Officers are elected by our Board of Directors and hold office until an officer’s successor has been duly appointed and qualified unless an officer sooner dies, resigns or is removed by the Board. There are no family relationships among any of our directors and executive officers.

BACKGROUND OF DIRECTORS AND EXECUTIVE OFFICERS

CARL L. SMITH, III, DIRECTOR, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. Mr. Smith is the inventor of our technology and products and is the founder of our business. From July 2001 until 2005, Mr. Smith founded and was a principal of Research Capital, a venture capital firm located in Sarasota, Florida. Mr. Smith attended Appalachian State University in Boone, North Carolina.

BOB FUGERER, PRESIDENT, CHIEF TECHNOLOGY OFFICER & DIRECTOR. Mr. Fugerer has been a member of our Board of Directors since April 2006. From 2001 until 2006 Mr. Fugerer was a Field Applications Engineer for Arrow Engineering. Mr. Fugerer has a Bachelor degree in Engineering Science from Lipscomb University and Bachelor of Electrical Engineering degree from Vanderbilt University where he graduated Summa Cum Laude. Mr. Fugerer also has a Master of Science in Electrical Engineering from the University of Tennessee and Master of Science in Engineering Management from the University of Alabama.

RICHARD C. HALL, CHIEF FINANCIAL OFFICER, VICE CHAIRMAN, TREASURER AND DIRECTOR. Mr. Hall is a co-founder of our business and a co-inventor of our product line. Prior to working with us, Mr. Hall was the President of Research Capital Partners, a Florida based venture capital firm that specialized in financing early stage biotechnology companies, from July 2001 to 2005. Mr. Hall graduated from the University of North Carolina at Chapel Hill in 1992 with a BA in economics.

MATTHEW VEAL, CHIEF ACCOUNTING OFFICER, CONTROLLER, AND SECRETARY. Mr. Veal has been our Chief Accounting Officer, Controller and Secretary since the inception of the Company. From 2004 until present, serves on the board and is the former CFO (2004 to 2006) for Global Water Technologies, Inc. In Summer, 2004, Mr. Veal was the acting controller for Infinium Labs, Inc. From 1996 until 2004 Mr. Veal was Chief Financial Officer of Tampa Bay Financial, Inc., a Florida-based venture capital firm. From 1990 until 1996 Mr. Veal served in several positions, including controller and Chief Financial Officer, for Teltronics Group, a Sarasota, Florida based telecom equipment manufacturer. Mr. Veal graduated from the Fisher School of Accounting at the University of Florida in 1980.

GARY P. BENTZ, VICE PRESIDENT OF SALES AND MARKETING AND DIRECTOR. Mr. Bentz has been Vice President of Sales and Marketing and a Director of our business since April 14, 2006. Mr. Bentz also owns a marketing agency, BXP, From 2000-2005 Mr. Bentz was Senior Vice President and Creative Director of two agencies of IPG, where he served over 15 national brands. From 1992-2000 Mr. Bentz was also President and Creative Director of Lexico, serving over 15 major brands as well. Mr. Bentz did his undergraduate studies at the University of Utah.

EDDIE SHAVIV, DIRECTOR. Mr. Shaviv has been a member of our Board of Directors since April 14, 2006. From 2003 until 2006, Mr. Shaviv was VP of Marketing and Sales and from 2003 until present, Mr. Shaviv was President and Chief Executive Officer of Varta Microbattery GmbH Germany, a battery producer in Europe. Mr. Shaviv holds an MSME from Polytechnic Institute in Bucharest as well as an MBA from New York Institute of Technology.

JOE MILLER, DIRECTOR. Mr. Miller has been a member of our Board of Directors since April 14, 2006. For over 40 years, Mr. Miller has owned a chain of pharmacies in North Carolina, where he also established and runs Cheap Joes’ Art Supply. Mr. Miller graduated from the University of North Carolina School of Pharmacy.

DON SIPES, DIRECTOR. Mr. Sipes has been a member of our Board of Directors since February, 2007, and also serves as consultant to the Company. Mr. Sipes is the President And CEO of the developer and manufacturer of High Energy Laser Systems and Technology for Tactical Defense and Commercial Applications. From 1996 to 2005, Mr. Sipes served as the Vice President of Technology for the Transmission Networks Systems Sector of Scientific-Atlanta Inc where he lead efforts in maintaining and expanding S-A’s technological lead in the areas of Cable Access Networks, DWDM Transport Networks, Video Processing Technology and Fiber to the Home (FTTH) Networks. Mr. Sipes completed his undergraduate work at the University of California – Berkeley and has a Masters in Business Administration from the University of Chicago.

JIM PERKINS, DIRECTOR. Mr. Perkins has been a member of our Board of Directors since April 14, 2006. Since 2005, Mr. Perkins was the Regional Vice President in Business Development for JPMorgan Chase Home Finance in Florida, and held a similar position for Wells Fargo from 1990 to 2005. Mr. Perkins graduated from Colorado State University at Fort Collins with a BA in Economics in 1990.

JOHN LACORTE, VICE PRESIDENT OF GLOBAL LOGISITCS AND BUSINESS DEVELOPEMNT AND DIRECTOR. Mr. LaCorte has been a member of our Board of Directors since April 14, 2006. From 2004-2006, Mr. LaCorte was Operations Manager for Creonix, a Sarasota, FL manufacturer with emphasis in LED lighting. From 2001-2004, Mr. LaCorte served as a Business Development Manager for Mnemonics, a Defense Contractor. There Mr. LaCorte was instrumental in the implementation of Six Sigma programs for the company.

COMMITTEES OF THE BOARD

We do not have a compensation committee. Our Board of directors serves as our Audit Committee.

FAMILY RELATIONSHIPS

There are no family relationships between any of our directors or executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Other than as discussed herein, none of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

In October 2003, Messrs. Smith and Hall, and Research Capital LLC, of which Mr. Hall was the president of and Mr. Smith was the managing member and sole owner of, among others, submitted Offers of Settlement which the Securities and Commission (the “ Offer of Settlement”) accepted. Additionally, Messrs. Hall and Smith, among others, consented to the entry of an Order Instituting Public Cease-and-Desist Proceedings, Making Findings, and Imposing a Cease-and-Desist Order Pursuant to Section 8A of the Securities Act of 1933 (the “Order”). Pursuant to the Order, Messrs. Hall and Smith, among others, agreed to cease and desist from committing or causing any violations and any future violations of Sections 5(a) and 5 (c) of the Securities Act.

In 2005, Mr. Veal submitted a consent to an entry of Judgment that restrains and enjoins him from violating Section 16(a) of the Securities Act of 1934 and agreed to pay $30,000 in civil penalties relating to the late filing of reports with the Securities and Exchange Commission.

AUDIT COMMITTEE FINANCIAL EXPERT

Our board of directors has determined that it has one member of its board, Mr. Craig Hall, that qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, however, Mr. Hall is not "independent" as the term is used in Tem 7(d) (3) (iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not yet cost effective for the Company.

EMPLOYMENT AGREEMENTS

In June 2006, we entered into an employment agreement with Carl L. Smith, our Chief Executive Officer. Under the employment agreement Mr. Smith receives a base salary of two million shares of common stock per year. The agreement provides that Mr. Smith will be entitled to receive up to two million shares of common stock for each year of service beginning June, 2007. The agreement is automatically renewed each year and is subject to conditional vesting based on the completion of each year’s service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the same benefits as our other executives but no cash remuneration.

In June 2006, we entered into an employment agreement with Richard C. Hall, our Chief Financial Officer. Under the employment agreement Mr. Hall receives a base salary of two million shares of common stock per year. The agreement also includes up to two million shares of common stock for each year of service beginning June, 2007. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the same benefits as other executives of the Company but no cash remuneration.

In June 2006, we entered into an employment agreement with Robert Wyatt, the Chief Operating Officer. Under the employment agreement, we granted Mr. Wyatt two million shares of common stock initially and 625,000 shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants Mr. Wyatt the same benefits as our other executives but no cash remuneration. Mr. Wyatt resigned in November, 2006, and we agreed to pay him 4,500,000 shares in settlement.

Effective July 2006 the agreement we entered into an employment agreement with Robert H. Fugerer, our President. Under the employment agreement we granted Mr. Fugerer one million fifty thousand shares initially and 300,000 shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants Mr. Fugerer who became president in January 2007 the same benefits as our other executives, cash remuneration of $150,000 per year and a one time payment of $60,000.

In July 2006, we entered into an employment agreement with John LaCorte, the Vice President of Manufacturing. Under the agreement, we granted one million shares of common stock initially and 300,000 shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants Mr. LaCorte the same benefits as our other executives and an annual salary of $100,000 per year.

On May 29, 2006, we entered into an employment agreement with Matthew A. Veal, Secretary, Controller and our Chief Accounting Officer. Under the agreement, the Company granted Mr. Veal stock of one million shares for each year of service after his initial year of employment in addition to his 2,000,000 founding shares. In the event that Mr. Veal does not complete his initial year of service, he is required to return 1,000,000 shares to the Company. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants Mr. Veal the same benefits as other executives of the Company, and an annual salary of $100,000 per year.

Consulting Agreement

On May 22, 2006, the Company entered into a consulting agreement with an individual who has worked with the Company in its initial stage. He has established a plan for the development of relationships with customers that the Company considers crucial to its development and long-term success. He had also assisted the Company in continued efforts to expand research efforts and business development opportunities. In consideration of his services rendered, royalties will be paid based on the Company’s monthly market capitalization, as described in the schedule below. No level shall be paid twice. If a level has already been paid, then the Consultant shall be entitled to earn the royalty from any level below that level which has not been previously paid by the Company. Per the agreement, a maximum of 166,800,000 common shares can be issued for those services.

Market Capitalization Royalty

$ 1 Million 2,400,000 shares

$ 50 Million 6,000,000 shares

$100 Million 7,200,000 shares

$150 Million 8,400,000 shares

$250 Million 12,000,000 shares

$300 Million 12,000,000 shares

$400 Million 12,000,000 shares

$450 Million 12,000,000 shares

$500 Million 12,000,000 shares

$550 Million 12,000,000 shares

$600 Million 16,800,000 shares

$650 Million 16,800,000 shares

$700 Million 16,800,000 shares

$750 Million 16,800,000 shares

In January, 2007, we entered into an agreement with Gary P. Bentz, our Vice President of Sales. Under the agreement, we granted Mr. Bentz six million shares of common stock initially and 500,000 shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the Vice President of Manufacturing the same benefits as our other executives and a monthly payment of $10,000.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and our other executive officers during the fiscal year ended July 31, 2006.

SUMMARY COMPENSATION TABLE

				Long-term Compensation
	Annual Compensation			Awards		Payouts
Name and Principal Position	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options/ SARs	LTIP Payouts	All Other Compensation
	($)	($)	($)	($)	(#)	($)	($)
Carl L. Smith, III, Chairman of the Board, Chief Executive Officer	$—	$—	$—	2,000,000	500,000,000	—	—

Richard C. Hall, Vice President, Treasurer and Director	$—	$—	$—	2,000,000	—	—	—

Robert H. Fugerer, President and Director	$8,233	$60,000	$—	2,350,000	—	—	—

Matthew A. Veal, Controller and Secretary	$16,666	$—	$—	1,000,000	—	—	—

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted	Percent of Total options Granted to Employees In Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date
Carl L. Smith III(1)	500,000,000	100%	$.10	NA

1	Pursuant to a Stock Option Agreement dated as of December 20, 2005, the Company granted Mr. Smith an option to purchase 500,000,000 shares of the Company’s common stock at $.10 per share. The options vested immediately and is exercisable until it has been exercised in full. The common stock acquired upon the exercise of the option by Mr. Smith will be restricted and we are not required to file a registration statement under the Securities Act of 1933, as amended to register such shares of common stock. Pursuant to an amendment to the option agreement, Mr. Smith agreed to pledge 25% of all his rights under the stock option agreement to appropriate charitable foundations of his choosing. Provision 5 of the stock option agreement was deemed to be amended in order to enable Mr. Smith to make such a pledge.

LONG-TERM INCENTIVE PLANS

Other than the Company’s 401(k) plan which is available to all employees, there are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock compensation at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock compensation may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer except we have entered into a Change of Control Severance Agreement with Mr. Smith, dated as of December 21, 2005. Pursuant to this agreement, in the event of a change of control as defined in the agreement, we may terminate Mr. Smith’s employment with us. In the event that we terminate Mr. Smith’s employment with us other than for cause (as defined in the agreement, or as the result of his death or disability, then we must pay Mr. Smith the sum of his annual base salary (at the highest rate in effect for any period within three years prior to the Termination Date) plus any annual bonus, incentive, profit sharing, performance discretionary pay (in an amount equal to the product of the target award percentage under the applicable Incentive Pay plan or program in effect immediately prior to the Change of Control. For 12 months following his termination with us, Mr. Smith will also be entitled to receive any employee benefits that are provided under any “welfare plan” (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) of the Company. Mr. Smith will also be entitled to receive reimbursement for relocation expenses on a basis consistent with our practices; provided he was relocated at our request within five years of his termination date. At the option of Mr. Smith, in the event of a change of control, Mr. Smith shall be granted voting rights on such number of common shares that would result in his having a voting majority of shares needed for any shareholder meeting as governed by our bylaws. The foregoing is a summary of the agreement and does not purport to be all of the agreement

DIRECTORS COMPENSATION

The Company has agreed to compensate outside directors 30,000 shares per year of service plus expenses for service on the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 28, 2007 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)	Percentage of Class
Carl L. Smith, III	90,465,000	72.82%

Richard C. Hall	17,659,667	14.22%

Gary P. Bentz	6,000,000	4.83%

Eddie Shaviv	2,000,000	1.61%

Don Sipes	400,000	*
Joe Miller	2,000,000	1.61%
Jim Perkins	780,000	*

Bob Fugerer	2,000,000	1.61%

John LaCorte	1,000,000	*

Matthew A. Veal	1,920,000	1.55%
All officers and directors as a group (10 persons)	124,224,667

*	Less than 1%
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Sun Energy Solar, Inc., 6408 Parkland Drive, Suite 104, Sarasota, FL 34236
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until October 2006, we leased our principal office from Craca Properties LLC, a limited liability company 50% owned by Chief Executive officer Carl L. Smith and 50% owned by Company President Richard C. Hall. In November, 2005, we signed a lease for this space. The lease ran on a month to month term at $3,000 per month plus all related taxes, costs and fees. The Company also rents a condominium in lieu of a hotel from Company President Richard C. Hall for $187.50 per night on an as needed basis. The Company averaged the rental of this unit 6 to 7 nights per month during the last twelve months and expects a similar or higher usage rate during the next twelve months.

On December 21, 2005, we acquired the patent rights (patent applied for) to No. 60/617,263 Titled Substrate with Light Display, applied for on September 2, 2005, from Sparx, Inc., a Florida corporation 100% owned by our Chief Executive Officer. In connection with this acquisition, we paid a royalty of 4.9% of gross sales. Sparx, Inc. had acquired the patent rights from Carl Smith, Craig Hall, and Eric Morin.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Capital Structure

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $.00005 per share. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution or winding-up of Sun Energy Solar, , the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our common stock is Standard Registrar and Transfer Company, Inc., whose address is 12528 South 1840 East, Draper, Utah 84020.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provides that we shall indemnify to the fullest extent permitted by applicable law any director or officer of ours who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of our or was serving at our request as a director, officer, employee or agent of another entity against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit or proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Sun Energy Solar, Inc. by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Sun Energy Solar’s financial statements as of and for the period ended July 31, 2006 included in this Memorandum have been audited by Bobbitt Pittenger & Company, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the sale of the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC’s rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC’s Internet website at http://www.sec.gov.

SUN ENERGY SOLAR, INC.

December 7, 2006

To The Board of Directors and Stockholders

Sun Energy Solar, Inc.

Sarasota , Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the accompanying balance sheet of Sun Energy Solar, Inc. as of October 31, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the three-months ended October 31, 2006. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Sun Energy Solar, Inc. as of July 31, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the period from inception (November 9, 2005) through July 31, 2006; and in our report dated October 19, 2006, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of October 31, 2006, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Bobbitt, Pittenger and Company

Certified Public Accountants

Sarasota, Florida

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	October 31, 2006	July 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,004,024	$4,360,980
Prepaid expenses	13,276	43,254
Interest receivable	896	16,693

TOTAL CURRENT ASSETS	4,018,196	4,420,927
Other assets	11,980
Furniture and equipment, net	49,722	33,202

	$4,079,898	$4,454,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$466,229	$240,642
Related party payables	39,910	27,000

TOTAL CURRENT LIABILITIES	506,139	267,642
STOCKHOLDERS’ EQUITY
Common stock, $0.00005 par value; 1,500,000,000 shares authorized: 235,358,756 and 231,005,256 respectively issued and outstanding	11,768	11,550
Additional paid-in capital	5,839,472	5,404,337
Deficit accumulated during the development stage	(2,277,481)	(1,229,400)

TOTAL STOCKHOLDERS’ EQUITY	3,573,759	4,186,487

	$4,079,898	$4,454,129

See report of independent registered public accounting firm and notes to financial statements.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	For the Three Months Ended October 31, 2006	For the Period From Inception (November 9, 2005) To July 31, 2006	For the Period From Inception (November 9, 2005) To October 31, 2006
	(unaudited)		(unaudited)
Revenue	$—	$—	$—

Expenses:
Selling, general and administrative	967,969	1,214,170	2,182,139
Research and development	127,689	57,751	185,440

Total expenses	1,095,658	1,271,921	2,367,579

Operating loss	(1,095,658)	(1,271,921)	(2,367,579)
Other income:
Interest	47,577	42,521	90,098

Total other income	47,577	42,521	90,098

Loss before income tax benefit	(1,048,081)	(1,229,400)	(2,277,481)

Income tax benefit	—	—	—

Net loss	$(1,048,081)	$(1,229,400)	$(2,277,481)

Loss per share:
Basic	$(0.0045)	$(0.0064)	(0.0112)

Diluted	$(0.0045)	$(0.0064)	(0.0112)

Weighted average number of common shares outstanding:
Basic	234,929,379	193,551,177	203,848,986
Diluted	234,929,379	193,551,177	203,848,986

See report of independent registered public accounting firm and notes to financial statements.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock			Additional Paid-in Capital		Accumulated Deficit		Total
	Shares	Amount
Balance at inception, November 9, 2005		$		$		$		$
Capital contributed by founders	177,525,000		8,876		58,985				67,861
Shares issued in private placement ($0.10 per share)	44,979,626		2,249		4,495,714				4,497,963
Stock issued for services and compensation ($0.10 per share)	8,500,630		425		849,638				850,063
Net loss							(1,229,400)		(1,229,400)

Balance, July 31, 2006 (Unaudited)	231,005,256		11,550		5,404,337		(1,229,400)		4,186,487
Shares issued in private placement ($0.10 per share)	338,000		17		33,783				33,800
Stock issued for services and compensation ($0.10 per share)	4,015,530		201		401,352				401,553
Net loss							(1,048,081)		(1,048,081)

Balance, October 31, 2006	235,358,786		$11,768		$5,839,472		$(2,277,481)		$3,573,759

See report of independent registered public accounting firm and notes to financial statements.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	For the Three Months Ended October 31, 2006	For the Period From Inception (November 9, 2005) To July 31, 2006	For the Period From Inception (November 9, 2005) To October 31, 2006
	(unaudited)		(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,048,081)	$(1,229,400)	$(2,277,481)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	2,263	1,833	4,096
Stock issued for services and compensation	401,553	850,063	1,251,616
Changes in operating assets and liabilities:
Interest receivable	15,795	(16,693)	(898)
Other assets	(11,980)		(11,980)
Prepaid expenses	29,978	(43,254)	(13,276)
Accounts payable and accrued expenses	225,587	240,641	466,228
Related party payables	12,910	27,000	39,910

Net cash used by operating activities	(371,975)	(169,810)	(541,785)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment	(18,781)	(35,034)	(53,815)

Net cash used in investing activities	(18,781)	(35,034)	(53,815)

CASH FLOWS FROM FINANCING ACTIVITIES
Equity contributed by private placement	33,800	4,497,963	4,531,763
Contributed capital		67,861	67,861

Net cash provided by financing activities	33,800	4,565,824	4,599,624

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(356,956)	4,360,980	4,004,024
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,360,980	—	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,004,024	$4,360,980	$4,004,024

Cash paid for:
Interest	$—	$—	$—

Income taxes	$—	$—	$—

Noncash operating and financing activities:
Stock issued for services and compensation	$401,553	$850,063	$1,251,616

See report of independent registered public accounting firm and notes to financial statements.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED OCTOBER 31, 2006 AND FOR THE

PERIOD FROM INCEPTION (NOVEMBER 9, 2005) THROUGH JULY 31, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, Nature, and Continuance of Operations

Sun Energy Solar, Inc. (“the Company”) was incorporated under the laws of the State of Delaware on November 9, 2005. The Company was organized for the purpose of developing solar related products and technologies. The Company was originally named Sologic, Inc. On April 25, 2006, the Company completed its name change from Sologic, Inc. to Sun Energy Solar, Inc.

The Company is classified as a development-stage company. The Company is developing solar and non-solar powered substrates that permit sign-quality graphics to be run through printers with electric lighting embedded in the substrate.

On December 21, 2005, the Company acquired the patent rights (patent applied for) to No. 60/617,263 Titled Substrate with Light Display, applied for on September 2, 2005, from Sparx, Inc., a Florida corporation 100% owned by the Company’s Chief Executive Officer. Sparx, Inc. had acquired the patent rights from company officers who were the original inventors. As compensation under this agreement, the Company has granted Sparx, Inc., a royalty of 4.9% of gross revenues (see Note B).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage of business and has experienced negative cash flows from operations to date and has accumulated losses of $2,277,481. The Company has budgeted approximately $1.5 million for initial product development and operations for fiscal 2007. To date the Company has funded operations through the issuance of common stock. Management’s plan is to continue raising funds through future equity or debt financings as needed until it achieves profitable operations. The ability of the Company to continue its operations as a going concern is dependent on continuing to raise sufficient new capital to fund its business and development activities and to fund ongoing losses, if needed, and ultimately on generating profitable operations.

Accounting Method

The Company recognizes income and expenses on the accrual basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The Company has elected a fiscal year end of July 31.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company maintains cash and cash equivalents in deposit accounts with one financial institution located in the United States. Deposit accounts exceed federally insured limits. Management does not believe the Company is exposed to significant risks on such accounts. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal interest rate risk. At October 31, 2006, the Company had an uninsured cash balance of approximately $3,912,000.

Royalty Agreements

The Company has entered into an agreement that requires the payment of royalties to Sparx, Inc. (See Note B), a company owned by the Chief Executive Officer and largest shareholder. The Company expenses royalties as product costs during the period in which the related revenues are recorded. As of October 31, 2006, and for the period from inception (November 9, 2005) through July 31, 2006, there were no royalties expensed under this agreement.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Furniture and Equipment

Furniture and equipment are recorded at cost. Maintenance, repairs and other renewals are charged to expense when incurred. Major additions are capitalized, while minor additions, which do not extend the useful life of an asset, are charged to operations when incurred. When property and equipment are sold or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts, and any gain or loss is included in operations. Depreciation is calculated using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives, which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

Accounting for Long-Lived Assets

In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company’s policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain intangibles and goodwill. In evaluating for possible impairment, the Company uses an estimate of undiscounted cash flows. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows. The Company has not recorded any impairment losses as of October 31, 2006 and for the period from inception (November 9, 2005) through July 31, 2006.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, intangible assets with an indefinite useful life are not amortized. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated useful life. All intangible assets are tested for impairment annually during the fourth quarter of the fiscal year. The Company had no intangible assets as of October 31, 2006 and for the period from inception (November 9, 2005) through July 31, 2006.

Research and Development

In accordance with SFAS No. 2, “Accounting for Research and Development Costs”, Research and Development (“R&D”) expenses are charged to expense when incurred. R&D is performed internally, and the Company does not perform R&D for other entities. The Company has consulting arrangements which are typically based upon a fee paid monthly or quarterly. Samples are purchased that are used in testing, and are expensed when purchased. R&D costs also include salaries and related personnel expenses, direct materials, laboratory supplies, equipment expenses and administrative expenses that are allocated to R&D based upon personnel costs.

Revenue Recognition

In accordance with SEC Staff Accounting Bulletin 101, “Revenue Recognition”, as amended by Staff Accounting Bulletin 104, the Company recognizes revenue when the following conditions have been met: there is persuasive evidence an arrangement exists which includes a fixed price, there is reasonable assurance of collection, the services or products have been provided and delivered to the customer, no additional performance is required, and title and risk of loss has passed to the customer. For the three months ended October 31, 2006, and for the period from inception (November 9, 2005) through July 31, 2006, no revenue had been recognized.

Products may be placed on consignment to a limited number of resellers. Revenue for these consignment transactions will also be recognized as noted above.

Shipping and Handling Costs

Amounts charged to customers for shipping and handling of our products is recorded as product revenue. The related costs are recorded as cost of sales.

Advertising

Advertising costs, including direct response advertising costs, are charged to operations as incurred. There were no advertising costs charged to expense for the three months ended October 31, 2006 and for the period from inception (November 9, 2005) through July 31, 2006.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation

For the period from inception (November 9, 2005) through July 31, 2006, the Company has adopted SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS No. 123 allows the Company to adopt a fair value basis of accounting for stock options and other equity instruments or to continue to apply the existing accounting required by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”. The Company has also adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock Based Compensation - Transition and Disclosure”. This pronouncement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reporting results. The Company has adopted SFAS No. 123R, “Accounting for Stock Based Compensation – Revised” for the fiscal year ending July 31, 2007.

Legal Costs Related to Loss Contingencies

The Company accrues legal costs expected to be incurred in connection with loss contingencies as they occur. As of October 31, 2006, and for the period from inception (November 9, 2005) through July 31, 2006 respectively, there were no loss contingencies expected.

Income Taxes (Benefits)

The Company utilizes the guidance provided by SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that are expected to be in effect when these differences reverse. Valuation allowances are provided if necessary to reduce deferred tax assets to the amount expected to be realized.

The Company has established a valuation allowance against the deferred tax asset due to uncertainties in its ability to generate sufficient taxable income in future periods to make realization of such assets more likely than not. The Company has not recognized an income tax benefit for the operating losses generated during the three months ended October 31, 2006.

At October 31, 2006, the Company had a net operating loss carryforward of approximately $2,278,000 that may be offset against future taxable income through 2026. The amount of the income tax benefit for the three months ended October 31, 2006 before the valuation allowance was applied totaled approximately $388,000. The amount of the income tax benefit for the period from inception (November 9, 2005) through July 31, 2006 before the valuation allowance was applied totaled approximately $460,000.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loss Per Share

Loss per share is computed using the basic and diluted calculations on the face of the statement of operations. Basic loss per share is calculated by dividing net loss available to common share stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The effects of the stock options are antidilutive at October 31, 2006 and therefore are excluded from the fully diluted calculation.

The reconciliation between the basic and fully diluted shares is as follows:

For the Three Months Ended October 31, 2006
Numerator:
Net loss	$(1,048,081)
Denominator:
Weighted average basic shares outstanding	234,929,379
Weighted average fully diluted shares outstanding	234,929,379
Net earnings per common share-basic and diluted	$(.0045)

Period from Inception (November 9, 2005) through July 31, 2006
Numerator:
Net loss	$(1,229,400)
Denominator:
Weighted average basic shares outstanding	193,551,177
Weighted average fully diluted shares outstanding	193,551,177
Net loss per common share-basic and diluted	$(0.0064)

Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires all items that are required to be recognized under accounting standards as components of comprehensive income to be disclosed in the financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. The Company has no components of comprehensive income and, accordingly, net loss is equal to comprehensive loss for the three months ended October 31, 2006 and for the period from inception (November 9, 2005) through July 31, 2006.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Transfer of Financial Assets

The Company has adopted SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. The statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this standard did not have a material effect on results of operations or financial position.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments.

Patent Costs

The Company incurs costs to file patent applications and to protect intellectual property. During the research and development stage the future benefit is unknown. The costs associated with the patent applications are being expensed in the periods incurred.

Options

On December 21, 2005, 500,000,000 options were issued to the Company’s Chief Executive Officer for services, exercisable at a price of $.10 (see Note K). The stock options have a fifteen year life.

NOTE B - ACQUISITION OF PATENT RIGHTS FROM SPARX, INC.

On December 21, 2005, the Company acquired certain patent rights (see Note A) from Sparx, Inc., a Florida corporation 100% owned by the Company’s Chief Executive Officer and largest shareholder. As compensation under this agreement, the Company has granted Sparx, Inc., a royalty of 4.9% of gross revenues.

The Company entered into a change of control severance agreement with the Chief Executive Officer and largest shareholder on December 21, 2005. If any person, entity, or group acquires beneficial ownership of 20% or more of the Company, the Chief Executive Officer is granted voting rights on a number of common shares that would result in his having a voting majority of shares needed for any share-holder meeting.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE B - ACQUISITION OF PATENT RIGHTS FROM SPARX, INC. (CONTINUED)

If there is a change of control of the Company, as defined within the agreement, the Chief Executive Officer will receive a lump cash payment equal to the value of his annual bonus for the performance period that includes the date the change in control occurred, disregarding any applicable vesting requirements; provided that such amount will be equal to the product of the target award percentage under the applicable annual incentive plan or program in effect immediately prior to the change in control times the base pay, but prorated to base payment only on the portion of the executive’s service that had elapsed during the applicable performance period through the change in control. Such payments are to be made within five business days after the change in control.

If the Company fails to comply with any of the terms of the agreement, any related legal expenses will be paid by the Company, without respect to whether the Chief Executive Officer prevails. Reimbursement for relocation expenses on a basis consistent with the Company’s practices for senior executives, up to $50,000, shall be provided to the executive, if the executive is relocated at the request of the Company within five years of the termination date. For a period of twelve months following the termination date, the Company shall provide the executive with benefits substantially similar to those that the Chief Executive Officer was entitled to receive immediately prior to the termination date.

NOTE C - INCOME TAXES

The Company’s deferred tax asset as of October 31, 2006 is as follows:

Deferred tax asset
Net operating loss carryforward	$843,000
Valuation allowance	(843,000)

Net deferred tax asset	$—

At October 31, 2006 the Company had a net operating loss carry forward of $2,277,481 for federal and state income tax purposes. The carryforward, if not utilized to offset taxable income, will begin to expire in 2026. The change in valuation allowance for the three months ended October 31, 2006 totaled $383,000.

A reconciliation of provision (benefit) for income taxes to income taxes at statutory rate is as follows for the three months ended October 31, 2006, and for the period from inception (November 9, 2005) through July 31, 2006:

October 31, 2006
Federal income tax (benefit) at statutory rate	$(336,000)
State taxes (benefit)	(47,000)
Valuation allowance	383,000

Provision (benefit) for income taxes	$—

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE C - INCOME TAXES (CONTINUED)

July 31, 2006
Federal income tax (benefit) at statutory rate	$(400,000)
State taxes (benefit)	(62,000)
Other	2,000
Valuation allowance	460,000

Provision (benefit) for income taxes	$—

NOTE D - FURNITURE AND EQUIPMENT, NET

At October 31, 2006 and July 31, 2006, furniture and equipment consisted of the following:

October 31, 2006
Computer equipment	$34,375
Furniture and fixtures	19,443

53,818
Less: Accumulated depreciation	(4,096)

Furniture and equipment	$49,722

July 31, 2006
Computer equipment	$28,092
Furniture and fixtures	6,943

35,035
Less: Accumulated depreciation	(1,833)

Furniture and equipment	$33,202

Total depreciation expense for the three months ended October 31, 2006 and for the period from inception (November 9, 2005) through July 31, 2006 was $2,263, and 1,833, respectively.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE E - STOCKHOLDERS’ EQUITY

Common Stock

The authorized capital stock of the Company was initially established on November 15, 2005 as 700,000,000 shares of common stock having a $.0001 par value. In April, 2006 the board of directors and stockholders authorized an increase in the number of shares of common stock from 700,000,000 to 1,500,000,000. The par value of the shares was decreased from $.0001 to $.00005.

In the period ended October 31, 2006, the Company issued 338,000 restricted shares of common stock for proceeds of $33,800 ($0.10 per share) through a private placement with local and regional investors.

In June and July, 2006, the Company issued 44,979,626 restricted shares of common stock proceeds of $4,497,963 ($0.10 per share) through a private placement with a number of local and regional investors.

The Company has issued 500,000,000 stock options for compensation (see Note K). The options exercise price is $0.10 and they have a fifteen year life.

A summary of options to purchase shares of common stock as of October 31, 2006 and changes during the three months ended October 31, 2006 is as follows:

	Outstanding Options
	Number of Shares	Exercise Price
Balance at July 31, 2006	500,000,000	$0.10
Granted

Balance at October 31, 2006	500,000,000	$0.10

NOTE F - RENTAL AND LEASE INFORMATION

Operating Leases

The Company leases office space/warehouse facilities in Sarasota, Florida under an operating lease. The lease term is for a period of three years and commenced on October 1, 2006. The base rent over the term is approximately $134,162. The company is responsible for all taxes, insurance and utility expenses associated with the leased property. Rental expense for the three months ended October 31, 2006 was $5,987 and $-0- for the period from inception (November 9, 2005) through July 31, 2006, respectively.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE G - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is subject to litigation. The Company is currently not a party to any litigation. The Company believes that any adverse outcome from potential litigation would not have a material effect on its financial position or results of operations.

NOTE H - RELATED PARTY TRANSACTIONS

Transactions with related parties during the three months ended October 31, 2006, and for the period from inception (November 9, 2005) through July 31, 2006 include the occasional rental of a condominium owned by the Company’s chief executive officer.

NOTE I - RISKS AND UNCERTAINTIES

Operating results may be affected by a number of factors. The Company is dependent upon a number of major inventory and intellectual property suppliers. Presently, the Company does not have formal arrangements with any supplier, and shortages of key solar components exist in the industry. In the future, if the Company is unable to obtain satisfactory supplier relationships, or a critical supplier had operational problems, or ceased making material available, operations could be adversely affected.

NOTE J - EMPLOYMENT CONTRACTS

In May, June, and July, 2006, the Company signed a series of employment contracts with several of its shareholders and directors, as listed below:

In June 2006, the Company entered into an employment agreement with its Chief Executive Officer. Under the employment agreement the Chief Executive Officer receives a base salary of two million shares of common stock per year. The agreement also includes up to two million shares of common stock for each year of service beginning June, 2007. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year’s service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the same benefits as other executives of the Company but no direct cash remuneration.

In June 2006, the Company entered into an employment agreement with its President. Under the employment agreement the President receives a base salary of two million shares of common stock per year. The agreement also includes up to two million shares of common stock for each year of service beginning June, 2007. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the same benefits as other executives of the Company but no direct cash remuneration.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE J - EMPLOYMENT CONTRACTS (CONTINUED)

On May 22, 2006, the Company entered into a consulting agreement with an individual who has worked with the Company in its initial stage. He has established a plan for the development of relationships with customers that the Company considers crucial to its development and long-term success. He had also assisted the Company in continued efforts to expand research efforts and business development opportunities. In consideration for services rendered, royalties will be paid based on the Company’s monthly market capitalization, as described in the schedule below. No level shall be paid twice. If a level has already been paid, then the consultant shall be entitled to earn the royalty from any level below that level which has not been previously paid by the Company. Per the agreement, a maximum of 166,800,000 common shares can be issued for those services.

Market Capitalization	Royalty
$1 Million	2,400,000 shares
$50 Million	6,000,000 shares
$100 Million	7,200,000 shares
$150 Million	8,400,000 shares
$250 Million	12,000,000 shares
$300 Million	12,000,000 shares
$400 Million	12,000,000 shares
$450 Million	12,000,000 shares
$500 Million	12,000,000 shares
$550 Million	12,000,000 shares
$600 Million	16,800,000 shares
$650 Million	16,800,000 shares
$700 Million	16,800,000 shares
$750 Million	20,400,000 shares

In June 2006, the Company entered into an employment agreement with the Chief Operating Officer. Under the employment agreement, the Company granted two million shares of common stock initially and six hundred twenty-five thousand shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the Chief Operating Officer the same benefits as other executives of the Company but no direct cash remuneration.

Effective July 2006, the Company entered into an employment agreement with the Vice-President of Engineering. Under the employment agreement the Company granted one million fifty thousand shares initially and three hundred thousand shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the Vice-President of Engineering the same benefits as other executives of the Company, cash remuneration of $100,000 per year and a one time payment of $60,000.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE J - EMPLOYMENT CONTRACTS (CONTINUED)

In July 2006, the Company entered into an employment agreement with the Vice-President of Manufacturing. Under the agreement, the Company granted one million shares of common stock initially and three hundred thousand shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the Vice-President of Manufacturing the same benefits as other executives of the Company and an annual salary of $100,000 per year.

On May 29, 2006 the Company entered into an employment agreement with the Chief Financial Officer. Under the agreement, the Company granted stock of one million shares for each year of service after his initial year of employment for a total of 2,000,000 shares. In the event the Chief Financial Officer does not complete his initial year of service, he is required to return 1,000,000 shares to the Company. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the Chief Financial Officer the same benefits as other executives of the Company, and an annual salary of $100,000 per year.

NOTE K - STOCK COMPENSATION

The Company has recorded stock based compensation of $401,553 ($0.10 per share) for the three months ended October 31, 2006 and $850,063 ($0.10 per share) for the period from inception (November 9, 2005) through July 31, 2006 in connection with the issuance of 4,015,530 and 8,500,630 shares, respectively, from employment and consulting contracts. (see Note J).

The Company granted stock options to its Chief Executive Officer. The Company recorded these shares under APB Opinion No. 25. No compensation cost was recognized as all the options were granted at or below the fair market value of the underlying stock at the date of grant. Had compensation expense for these plans been determined consistent with SFAS No. 123, the Company’s net loss and net loss per share would be as follows:

For the period ending July 31, 2006
Net loss, as reported	$(1,229,400)
Net loss, proforma	$(18,996,986)
Basic income (loss) per share, as reported	$(0.0064)
Basic income (loss) per share, proforma	$(0.0274)

Because SFAS No. 123 was not applied, the resulting pro forma compensation cost may not be representative of what might occur in future years. The fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used: risk-free interest rates of 6%, expected volatility of 51% and expected lives of 15 years. No dividends were assumed in the calculations.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE K - STOCK COMPENSATION (CONTINUED)

The Company’s stock option plan provides for the granting of non-qualified and incentive stock options to purchase up to 500,000,000 shares of common stock for a period not to exceed 15 years. The options are vested. Under the plan, the option exercise price equals $.10, which was the stock’s market price on the date of grant.

Stock option transactions for the three months ended October 31, 2006 are summarized as follows:

Average Exercise Price	Shares	Exercise Price
Exercisable, July 31, 2006	500,000,000	$0.10
Granted
Exercised
Expired

Outstanding, October 31, 2006	500,000,000	$0.10
Exercisable, October 31, 2006	500,000,000	$0.10

Information regarding stock options outstanding as of October 31, 2006 is as follows:

		Options Outstanding
Price Range	Shares	Exercise Price	Remaining Life
$0.10	500,000,000	$0.10	15 years

		Options Exercisable
Price Range	Shares	Exercise Price	Remaining Life
$0.10	500,000,000	$0.10	15 years

NOTE L - RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs, An Amendment of ARB No. 43, Chapter 4.” The Company does not anticipate that the adoption of SFAS No. 151 will have a material effect on its financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Non-monetary Assets, An Amendment of APB Opinion No. 29”. The guidance in APB opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchange of non-monetary assets should be measured on the fair value of the assets exchanges. The guidance in that Opinion, however, included certain exceptions to that principle. The adoption of SFAS No. 153 is not expected to have an impact on the Company’s financial position and results of operations.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE L - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. The Company is required to adopt SFAS 155 for all financial instruments acquired or issued beginning May 16, 2006. The Company is reviewing this SFAS to determine the impact on the Company’s financial position and results of operations.

In March, 2005, the FASB published FASB Interpretation (FIN) No. 47, “Accounting for Asset Retirement Obligations.” The Company adopted FIN No. 47 during the period ended July 31, 2006 and does not believe the adoption will have a material impact on its financial position or results of operations or cash flows.

In May 2005, the FASB published FASB Statement No. 154, “Accounting Changes and Error Corrections.” This statement is effective for the Company beginning in its fiscal year ended July 31, 2007. The adoption of SFAS No. 154 is not expected to have an impact on the Company’s financial position and results of operations.

NOTE M - SUBSEQUENT EVENTS

In November, 2006 the Board of Directors entered into a settlement agreement and release with the Vice President of Creative Development. This resignation date was effective as of September 30, 2006. In consideration for execution and delivery of the agreement, the Company will pay the employee a sum of $16,838 (net after taxes). The Company will also provide the employee with two million shares of the stock of Sun Energy Solar, Inc. In exchange for the consideration, the employee waives any and all rights to and completely releases the Company and its officers from all claims.

In December, 2006 the Board of Directors entered into a settlement Agreement and Release with the Chief Operating Officer. The Chief Operating Officer has agreed to resign from employment and from the Board of Directors. The resignation date is effective as of December 1, 2006. In consideration for execution and delivery of the agreement, the Company will provide the Chief Operating Officer with two million five hundred thousand shares (2,500,000) of restricted common stock. In exchange for the consideration, the employee waives any and all rights to and completely releases the Company and officer from all claims.

October 19, 2006

To The Board of Directors and Stockholders

Sun Energy Solar, Inc.

Sarasota , Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Sun Energy Solar, Inc. as of July 31, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the period from inception (November 9, 2005) through July 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sun Energy Solar, Inc. at July 31, 2006, and the results of its operations and its cash flows for the period from inception (November 9, 2005) through July 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Bobbitt, Pittenger and Company

Certified Public Accountants

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

July 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$4,360,980
Prepaid expenses	43,254
Interest receivable	16,693

TOTAL CURRENT ASSETS	4,420,927
Furniture and equipment, net	33,202

$4,454,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$240,642
Related party payables	27,000

TOTAL CURRENT LIABILITIES	267,642
STOCKHOLDERS’ EQUITY
Common stock, $0.00005 par value; 1,500,000,000 shares authorized: 231,005,256 issued and outstanding	11,550
Additional paid-in capital	5,404,337
Deficit accumulated during the development stage	(1,229,400)

TOTAL STOCKHOLDERS’ EQUITY	4,186,487

$4,454,129

See notes to financial statements.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM INCEPTION

(NOVEMBER 9, 2005) THROUGH JULY 31, 2006

Revenue	$—

Expenses:
Selling, general and administrative	1,214,170
Research and development	57,751

Total expenses	1,271,921

Operating loss	(1,271,921)
Other income:
Interest	42,521

Total other income	42,521

Loss before income tax benefit	(1,229,400)

Income tax benefit	—

Net loss	$(1,229,400)

Loss per share:
Basic	$0.0064

Diluted	$0.0064

Weighted average number of common shares outstanding:
Basic	193,551,177
Diluted	193,551,177

See notes to financial statements.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION (NOVEMBER 9, 2005) THROUGH JULY 31, 2006

	Common Stock			Additional Paid-in Capital		Accumulated Deficit		Total
	Shares	Amount
Balance at inception, November 9, 2005		$		$		$		$
Capital contributed by founders	177,525,000		8,876		58,985				67,861
Shares issued in private placement	44,979,626		2,249		4,495,714				4,497,963
Stock issued for services and compensation	8,500,630		425		849,638				850,063
Net loss							(1,229,400)		(1,229,400)

Balance, July 31, 2006	231,005,256		$11,550		$5,404,337		$(1,229,400)		$4,186,487

See notes to financial statements.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS FOR THE PERIOD FROM INCEPTION

(NOVEMBER 9, 2005) THROUGH JULY 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,229,400)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,833
Stock issued for services and compensation	850,063
Changes in operating assets and liabilities:
Interest receivable	(16,693)
Prepaid expenses	(43,254)
Accounts payable and accrued expenses	240,641
Related party payables	27,000

Net cash used by operating activities	(169,810)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment	(35,034)

Net cash used in investing activities	(35,034)

CASH FLOWS FROM FINANCING ACTIVITIES:
Equity contributed by private placement	4,497,963
Contributed capital	67,861

Net cash provided by financing activities	4,565,824

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,360,980
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,360,980

Cash paid for:
Interest	$—

Income taxes	$—

Noncash operating and financing activities:
Stock issued for services and compensation	$850,063

See notes to financial statements.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (NOVEMBER 9, 2005) THROUGH JULY 31, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, Nature, and Continuance of Operations

Sun Energy Solar, Inc. (“the Company”) was incorporated under the laws of the State of Delaware on November 9, 2005. The Company was organized for the purpose of developing solar related products and technologies. The Company was originally named Sologic, Inc. On April 25, 2006, the Company completed its name change from Sologic, Inc. to Sun Energy Solar, Inc.

The Company is developing solar and non-solar powered substrates that permit sign-quality graphics to be run through printers with electric lighting embedded in the substrate.

On December 21, 2005, the Company acquired the patent rights (patent applied for) to No. 60/617,263 Titled Substrate with Light Display, applied for on September 2, 2005, from Sparx, Inc., a Florida corporation 100% owned by the Company’s Chief Executive Officer. Sparx, Inc. had acquired the patent rights from company officers who were the original inventors. As compensation under this agreement, the Company has granted Sparx, Inc., a royalty of 4.9% of gross revenues (see Note B).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage of business and has experienced negative cash flows from operations to date and has accumulated losses of $1,229,400. The Company has budgeted approximately $1.5 million for initial product development and operations for fiscal 2007. To date the Company has funded operations through the issuance of common stock. Management’s plan is to continue raising funds through future equity or debt financings as needed until it achieves profitable operations. During the period from inception (November 9, 2005) through July 31, 2006, the Company completed a private placement of 44,979,626 shares for gross proceeds of $4,497,963. The ability of the Company to continue its operations as a going concern is dependent on continuing to raise sufficient new capital to fund its business and development activities and to fund ongoing losses, if needed, and ultimately on generating profitable operations.

Accounting Method

The Company recognizes income and expenses on the accrual basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The Company has elected a fiscal year end of July 31.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company maintains cash and cash equivalents in deposit accounts with one financial institution located in the United States. Deposit accounts exceed federally insured limits. Management does not believe the Company is exposed to significant risks on such accounts. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal interest rate risk. At July 31, 2006, the Company had an uninsured cash balance of $4,306,425.

Royalty Agreements

The Company has entered into an agreement that requires the payment of royalties to Sparx, Inc. (See Note B), a company owned by the Chief Executive Officer and largest shareholder. The Company expenses royalties as product costs during the period in which the related revenues are recorded. As of July 31, 2006, there were no royalties expensed under this agreement.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Furniture and Equipment

Furniture and equipment are recorded at cost. Maintenance, repairs and other renewals are charged to expense when incurred. Major additions are capitalized, while minor additions, which do not extend the useful life of an asset, are charged to operations when incurred. When property and equipment are sold or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts, and any gain or loss is included in operations. Depreciation is calculated using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives, which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

Accounting for Long-Lived Assets

In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company’s policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain intangibles and goodwill. In evaluating for possible impairment, the Company uses an estimate of undiscounted cash flows. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows. The Company has not recorded any impairment losses as of July 31, 2006.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, intangible assets with an indefinite useful life are not amortized. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated useful life. All intangible assets are tested for impairment annually during the fourth quarter of the fiscal year. The Company had no intangible assets as of July 31, 2006.

Research and Development

In accordance with SFAS No. 2, “Accounting for Research and Development Costs”, Research and Development (“R&D”) expenses are charged to expense when incurred. R&D is performed internally, and the Company does not perform R&D for other entities. The Company has consulting arrangements which are typically based upon a fee paid monthly or quarterly. Samples are purchased that are used in testing, and are expensed when purchased. R&D costs also include salaries and related personnel expenses, direct materials, laboratory supplies, equipment expenses and administrative expenses that are allocated to R&D based upon personnel costs.

Revenue Recognition

In accordance with SEC Staff Accounting Bulletin 101, “Revenue Recognition”, as amended by Staff Accounting Bulletin 104, the Company recognizes revenue when the following conditions have been met: there is persuasive evidence an arrangement exists which includes a fixed price, there is reasonable assurance of collection, the services or products have been provided and delivered to the customer, no additional performance is required, and title and risk of loss has passed to the customer. For the period from inception (November 9, 2005) through July 31, 2006, no revenue had been recognized.

Products may be placed on consignment to a limited number of resellers. Revenue for these consignment transactions will also be recognized as noted above.

Shipping and Handling Costs

Amounts charged to customers for shipping and handling of our products is recorded as product revenue. The related costs are recorded as cost of sales.

Advertising

Advertising costs, including direct response advertising costs, are charged to operations as incurred. There were no advertising costs charged to expense for the period from inception (November 9, 2005) through July 31, 2006.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation

For the period from inception (November 9, 2005) through July 31, 2006, the Company has adopted SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS No. 123 allows the Company to adopt a fair value basis of accounting for stock options and other equity instruments or to continue to apply the existing accounting required by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”. The Company has also adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock Based Compensation - Transition and Disclosure”. This pronouncement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reporting results. The Company is required to adopt SFAS No. 123R, “Accounting for Stock Based Compensation – Revised” beginning with the first fiscal year beginning after December 15, 2005, which will become effective for the Company the first quarter of the fiscal year ended July 31, 2007. The impact has not yet been determined by the Company.

Legal Costs Related to Loss Contingencies

The Company accrues legal costs expected to be incurred in connection with loss contingencies as they occur. As of July 31, 2006, there were no loss contingencies expected.

Income Taxes (Benefits)

The Company utilizes the guidance provided by SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that are expected to be in effect when these differences reverse. Valuation allowances are provided if necessary to reduce deferred tax assets to the amount expected to be realized.

The Company has established a valuation allowance against the deferred tax asset due to uncertainties in its ability to generate sufficient taxable income in future periods to make realization of such assets more likely than not. The Company has not recognized an income tax benefit for the operating losses generated during the period from inception (November 9, 2005) through July 31, 2006.

At July 31, 2006, the Company had a net operating loss carryforward of approximately $1,224,000 that may be offset against future taxable income through 2026. The amount of the income tax benefit for the period from inception (November 9, 2005) through July 31, 2006 before the valuation allowance was applied totaled approximately $460,000.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loss Per Share

Loss per share is computed using the basic and diluted calculations on the statement of operations. Basic loss per share is calculated by dividing net loss available to common share stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The effects of the stock options are antidilutive at July 31, 2006 and therefore are excluded from the fully diluted calculation.

The reconciliation between the basic and fully diluted shares is as follows:

Period from Inception (November 9, 2005) through July 31, 2006
Numerator:
Net loss	$(1,229,400)
Denominator:
Weighted average basic shares outstanding	193,551,177
Weighted average fully diluted shares outstanding	193,551,177
Net loss per common share-basic and diluted	$(0.0064)

Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires all items that are required to be recognized under accounting standards as components of comprehensive income to be disclosed in the financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. The Company has no components of comprehensive income and, accordingly, net loss is equal to comprehensive loss in the period from inception (November 9, 2005) through July 31, 2006.

Transfer of Financial Assets

The Company has adopted SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. The statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this standard did not have a material effect on results of operations or financial position.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Patent Costs

The Company incurs costs to file patent applications and to protect intellectual property. During the research and development stage the future benefit is unknown. The costs associated with the patent applications are being expensed in the periods incurred.

Options

On December 21, 2005, 500,000,000 options were issued to the Company’s Chief Executive Officer for services, exercisable at a price of $.10 (see Note K). The stock options have a fifteen year life.

NOTE B - ACQUISITION OF PATENT RIGHTS FROM SPARX, INC.

On December 21, 2005, the Company acquired certain patent rights (see Note A) from Sparx, Inc., a Florida corporation 100% owned by the Company’s Chief Executive Officer and largest shareholder. As compensation under this agreement, the Company has granted Sparx, Inc., a royalty of 4.9% of gross revenues.

The Company entered into a change of control severance agreement with the Chief Executive Officer and largest shareholder on December 21, 2005. If any person, entity, or group acquires beneficial ownership of 20% or more of the Company, the Chief Executive Officer is granted voting rights on a number of common shares that would result in his having a voting majority of shares needed for any share-holder meeting.

If there is a change of control of the Company, as defined within the agreement, the Chief Executive Officer will receive a cash payment equal to the value of his annual bonus for the performance period that includes the date the change in control occurred, disregarding any applicable vesting requirements; provided that such amount will be equal to the product of the target award percentage under the applicable annual incentive plan or program in effect immediately prior to the change in control times the base pay, but prorated to base payment only on the portion of the executive’s service that had elapsed during the applicable performance period through the change in control. Such payments are to be made within five business days after the change in control.

If the Company fails to comply with any of the terms of the agreement, any related legal expenses will be paid by the Company, without respect to whether the Chief Executive Officer prevails. Reimbursement for relocation expenses on a basis consistent with the Company’s practices for senior executives, up to $50,000, shall be provided to the executive, if the executive is relocated at the request of the Company within five years of the termination date. For a period of twelve months following the termination date, the Company shall provide the executive with benefits substantially similar to those that the Chief Executive Officer was entitled to receive immediately prior to the termination date.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE C - INCOME TAXES

The Company’s deferred tax asset as of July 31, 2006 is as follows:

Deferred tax asset
Net operating loss carryforward	$460,000
Valuation allowance	(460,000)

Net deferred tax asset	$—

At July 31, 2006 the Company had a net operating loss carry forward of $460,000 for federal and state income tax purposes. The carryforward, if not utilized to offset taxable income, will begin to expire in 2026. The change in valuation allowance for the period ended July 31, 2006 totaled $460,000.

A reconciliation of provision (benefit) for income taxes to income taxes at statutory rate is as follows for the period ended July 31, 2006:

Federal income tax (benefit) at statutory rate	$(400,000)
State taxes (benefit)	(62,000)
Other	2,000
Valuation allowance	460,000

Provision (benefit) for income taxes	$—

NOTE D - FURNITURE AND EQUIPMENT, NET

At July 31, 2006, furniture and equipment consisted of the following:

Computer equipment	$28,092
Furniture and fixtures	6,943

35,035
Less: Accumulated depreciation	(1,833)

Furniture and equipment	$33,202

Total depreciation expense for the period from inception (November 9, 2005) through July 31, 2006 was $1,833.

NOTE E - STOCKHOLDERS’ EQUITY

Common Stock

The authorized capital stock of the Company was initially established on November 15, 2005 as 700,000,000 shares of common stock having a $.0001 par value. In April, 2006 the board of directors and stockholders authorized an increase in the number of shares of common stock from 700,000,000 to 1,500,000,000. The par value of the shares was decreased from $.0001 to $.00005.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE E - STOCKHOLDERS’ EQUITY (CONTINUED)

Common Stock (Continued)

In June and July, 2006, the Company issued 44,979,626 restricted shares of common stock for proceeds of $4,497,963 through a private placement with a number of local and regional investors.

The Company has issued 500,000,000 stock options for compensation (see Note K). The options exercise price is $.10 and they have a fifteen year life.

A summary of options to purchase shares of common stock as of July 31, 2006 and changes during the period from inception (November 9, 2005) through July 31, 2006 is as follows:

	Outstanding Options
	Number of Shares	Exercise Price
Balance at November 9, 2005 (inception)
Granted	500,000,000	$0.10

Balance at July 31, 2006	500,000,000	$0.10

NOTE F - RENTAL AND LEASE INFORMATION

Operating Leases

The Company leases office space/warehouse facilities in Sarasota, Florida under an operating lease with a company owned by the Company’s two largest shareholders. The lease is on a month to month basis. The Company is responsible for all taxes, insurance and utility expenses associated with the leased property. There is no lease renewal option in the lease. Rental expense for the period from inception (November 9, 2005) through July 31, 2006 was $35,286. Included in accrued expenses is $25,500 of rent payable under this lease. In October 2006, the Company terminated the lease.

NOTE G - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is subject to litigation. The Company is currently not a party to any litigation. The Company believes that any adverse outcome from potential litigation would not have a material effect on its financial position or results of operations.

NOTE H - RELATED PARTY TRANSACTIONS

Transactions with related parties during the period from inception (November 9, 2005) to July 31, 2006, include the acquisition of patent rights discussed in Note B, the lease transaction described in Note F, the stock options discussed in Note K, and the occasional rental of a condominium owned by the Company’s chief executive officer.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE I - RISKS AND UNCERTAINTIES

Operating results may be affected by a number of factors. The Company is dependent upon a number of major inventory and intellectual property suppliers. Presently, the Company does not have formal arrangements with any supplier, and shortages of key solar components exist in the industry. In the future, if the Company is unable to obtain satisfactory supplier relationships, or a critical supplier had operational problems, or ceased making material available, operations could be adversely affected.

NOTE J - EMPLOYMENT CONTRACTS

In May, June, and July, 2006, the Company signed a series of employment contracts with several of its shareholders and directors, as listed below:

In June 2006, the Company entered into an employment agreement with its Chief Executive Officer. Under the employment agreement the Chief Executive Officer receives a base salary of two million shares of common stock per year. The agreement also includes up to two million shares of common stock for each year of service beginning June, 2007. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year’s service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the same benefits as other executives of the Company but no direct cash remuneration.

In June 2006, the Company entered into an employment agreement with its President. Under the employment agreement the President receives a base salary of two million shares of common stock per year. The agreement also includes up to two million shares of common stock for each year of service beginning June, 2007. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the same benefits as other executives of the Company but no direct cash remuneration.

On May 22, 2006, the Company entered into a consulting agreement with an individual who has worked with the Company in its initial stage. He has established a plan for the development of relationships with customers that the Company considers crucial to its development and long-term success. He had also assisted the Company in continued efforts to expand research efforts and business development opportunities. In consideration for services rendered, royalties will be paid based on the Company’s monthly market capitalization, as described in the schedule below. No level shall be paid twice. If a level has already been paid, then the consultant shall be entitled to earn the royalty from any level below that level which has not been previously paid by the Company. Per the agreement, a maximum of 166,800,000 common shares can be issued for those services.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE J - EMPLOYMENT CONTRACTS (CONTINUED)

Market Capitalization	Royalty
$1 Million	2,400,000 shares
$50 Million	6,000,000 shares
$100 Million	7,200,000 shares
$150 Million	8,400,000 shares
$250 Million	12,000,000 shares
$300 Million	12,000,000 shares
$400 Million	12,000,000 shares
$450 Million	12,000,000 shares
$500 Million	12,000,000 shares
$550 Million	12,000,000 shares
$600 Million	16,800,000 shares
$650 Million	16,800,000 shares
$700 Million	16,800,000 shares
$750 Million	20,400,000 shares

In June 2006, the Company entered into an employment agreement with the Chief Operating Officer. Under the employment agreement, the Company granted two million shares of common stock initially and six hundred twenty-five thousand shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the Chief Operating Officer the same benefits as other executives of the Company but no direct cash remuneration.

Effective July 2006, the Company entered into an employment agreement with the Vice-President of Engineering. Under the employment agreement the Company granted one million fifty thousand shares initially and three hundred thousand shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the Vice-President of Engineering the same benefits as other executives of the Company, cash remuneration of $100,000 per year and a one time payment of $60,000.

In July 2006, the Company entered into an employment agreement with the Vice-President of Manufacturing. Under the agreement, the Company granted one million shares of common stock initially and three hundred thousand shares for each quarter of service. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the Vice-President of Manufacturing the same benefits as other executives of the Company and an annual salary of $100,000 per year.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE J - EMPLOYMENT CONTRACTS (CONTINUED)

On May 29, 2006 the Company entered into an employment agreement with the Chief Financial Officer. Under the agreement, the Company granted stock of one million shares for each year of service after his initial year of employment for a total of 2,000,000 shares. In the event the Chief Financial Officer does not complete his initial year of service, he is required to return 1,000,000 shares to the Company. The agreement is automatically renewable each year and is subject to conditional vesting based on the completion of each year service and can be renegotiated or terminated by either party with 60 days notice. The agreement grants the Chief Financial Officer the same benefits as other executives of the Company, and an annual salary of $100,000 per year.

NOTE K - STOCK COMPENSATION

The Company has recorded stock based compensation of $850,063 in connection with the issuance of 8,500,630 shares from employment and consulting contracts. (see Note J).

The Company has granted stock options to its Chief Executive Officer. The Company measures compensation for these options under APB Opinion No. 25. No compensation cost has been recognized as the purchase price for the options is at or above the fair market value of the underlying stock at the date of grant. Had compensation expense for these options been determined consistent with SFAS No. 123, the Company’s net loss and net loss per share would be as follows:

2006
Net loss, as reported	$(1,229,400)
Net loss, proforma	$(18,996,986)
Basic income (loss) per share, as reported	$(0.0064)
Basic income (loss) per share, proforma	$(0.0274)

Because SFAS No. 123 has not been applied, the resulting pro forma compensation cost may not be representative of what might occur in future years. The fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used: risk-free interest rates of 6%, expected volatility of 51% and expected lives of 15 years. No dividends were assumed in the calculations.

The Company’s stock option plan provides for the granting of non-qualified and incentive stock options to purchase up to 500,000,000 shares of common stock for a period not to exceed 15 years. The options are vested. Under the plan, the option exercise price equals $.10, which was the stock’s market price on the date of grant.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE K - STOCK COMPENSATION (CONTINUED)

Stock option transactions for fiscal year 2006 are summarized as follows:

Average Exercise Price	Shares	Exercise Price
Outstanding, November 9, 2005
Granted	500,000,000	$0.10
Exercised	—
Expired	—

Outstanding, July 31, 2006	500,000,000	$0.10
Exercisable, July 31, 2006	500,000,000	$0.10

Information regarding stock options outstanding as of July 31, 2006 is as follows:

		Options Outstanding
Price Range	Shares	Exercise Price	Remaining Life
$0.10	500,000,000	$0.10	15 years

		Options Exercisable
Price Range	Shares	Exercise Price	Remaining Life
$0.10	500,000,000	$0.10	15 years

NOTE L - RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs, An Amendment of ARB No. 43, Chapter 4.” The Company does not anticipate that the adoption of SFAS No. 151 will have a material effect on its financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” which amends FASB Statement No. 123 and will be effective for small business filers for the first interim or annual periods beginning December 15, 2005. SFAS No. 123(R) will require the fair value of all stock option awards issued to employees to be recorded as an expense recognized over the period during which an employee is required to provide service in exchange for the award. The statement also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption. The adoption of SFAS No. 123(R) will impact the Company by requiring the use of a fair-value based method of accounting for future employee stock transactions.

SUN ENERGY SOLAR, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE L - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In December 2004, the FASB issued SFAS No. 153, “Exchange of Non-monetary Assets, An Amendment of APB Opinion No. 29”. The guidance in APB opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchange of non-monetary assets should be measured on the fair value of the assets exchanges. The guidance in that Opinion, however, included certain exceptions to that principle. The adoption of SFAS No. 153 is not expected to have an impact on the Company’s financial position and results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. The Company is required to adopt SFAS 155 for all financial instruments acquired or issued beginning May 16, 2006. The Company is reviewing this SFAS to determine the impact on the Company’s financial position and results of operations.

In March, 2005, the FASB published FASB Interpretation (FIN) No. 47, “Accounting for Asset Retirement Obligations.” The Company adopted FIN No. 47 during the period ended July 31, 2006 and does not believe the adoption will have a material impact on its financial position or results of operations or cash flows.

In May 2005, the FASB published FASB Statement No. 154, “Accounting Changes and Error Corrections.” This statement will be effective for the Company beginning in its fiscal year ended July 31, 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Our bylaws provides that we shall indemnify to the fullest extent permitted by applicable law any director or officer of ours who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of our or was serving at our request as a director, officer, employee or agent of another entity against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit or proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$494.73
Accounting fees and expenses	15,000.00	*
Legal fees and expenses	50,000.00	*
Printing fees	2,500.00	*
Miscellaneous	5,000.00	*

TOTAL	$72,994.73	*

*	Estimated

Item 26. Recent Sales of Unregistered Securities

Since we were formed on November 9, 2005, we issued the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”). This private placement was deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

In December, 2005, we issued 500,000,000 stock options to Carl Smith, our Chief Executive. To date, none of these options have been exercised.

From April to November, 2006, we issued in a private placement 45,317,626 restricted shares of common stock at a price of $.10 per share, and received gross proceeds of $4,531,763. This private placement was deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

In November and December, 2006, and January, 2007 we issued in a private placement 7,612,660 shares to at $.10 per share and received gross proceeds of $761,266. This private placement was deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

In Summer and Fall, 2006, the Company issued 12,316,160 shares of restricted common stock for consulting services with a fair value of $1,231,616. This issuance was deemed to be exempt under Section 4 (2) of the Securities Act of 1933, as amended.

In December, 2006, and January, 2007 the Company issued 16,765,625 shares of restricted common stock for consulting services with a fair value of $1,676,563. This issuance was deemed to be exempt under Section 4 (2) of the Securities Act of 1933, as amended.

ITEM 27.	EXHIBITS

Exhibit No.	Description
3.1	Certificate of Incorporation

3.2	State of Delaware Certificate of Amendment of Certificate of Incorporation, filed April 24, 2006

3.3	State of Delaware Certificate of Amendment of Certificate of Incorporation, filled May 26, 2006

3.4	Bylaws

4.1	Form of Subscription Agreement between the Registrant and its private investors

5.1	Opinion of Sichenzia Ross Freedman Ference, LLP (to be filed by amendment)

10.1	Royalty Agreement between the Registrant and Sparx, Inc., dated December 20, 2005

10.2	Stock Option Agreement between the Registrant and Carl Smith, dated December 20, 2005

10.3	Change of Control Severance Agreement between the Registrant and Carl Smith, dated December 21, 2005

10.4	Modification to Stock Option Agreement the Registrant and Carl Smith relating to Charitable Pledge by Executive, dated June 29, 2006

10.5	Employment Contract between the Registrant and John LaCorte, dated July 10, 2006, and addendum

10.6	Employment Contract between the Registrant and Bob Fugerer, dated July 10, 2006, and addendum

10.7	Executive Employment Contract between the Registrant and Carl Smith, dated June 29, 2006

10.8	Executive Employment Contract between the Registrant and Craig Hall, dated June 29, 2006 and addendum

10.9	Executive Employment Contract between the Registrant and Matthew Veal, dated May 29, 2006 and addendum

10.10	Assignment of Patent between Sparx, Inc. and Sologic, Inc., dated December 20, 2005

10.11	Executive Employment Agreement between the Registrant and Don Vandersluis, dated July 31, 2006

10.12	Lease Agreement between the Registrant and Craca Properties, dated November 15, 2005

10.13	Independent Contractor’s Agreement between the Registrant and Fernando Cuza, dated May 22, 2006

10.14	Settlement Agreement and Release between the Registrant and Eric and Cheryln Morin dated November 1, 2006

10.15	Independent Contractor’s Agreement between the Registrant and Sharon Dickinson, dated June 28, 2006

10.16	Settlement Agreement and Release between the Registrant and Robert Wyatt, dated December 1, 2006

10.17	Lease Agreement between the Registrant and High Properties, Inc., dated October 1, 2006

10.18	Mutual Cooperation Agreement between the Company and Varta Microbattery, dated June 30, 2006

10.19	Consulting Contract between the Registrant and Gary Bentz, dated January 12, 2007

10.20	Form of Board Agreement

10.21	Agreement between the Company and Microsoft, Inc. dated September 26, 2006

10.22	Consulting Agreement between the Registrant and Don Sipes dated February 2, 2007

10.23	Amendment to Executive Employment Agreement—John LaCorte

10.24	Amendment to Executive Employment Agreement—Bob Fugerer

10.25	Amendment to Executive Employment Agreement—Matthew Veal

10.26	Amendment to Executive Employment Agreement—Richard Hall

23.1	Consent of Sichenzia Ross Freedman Ference, LLP (included in Exhibit 5.1)

23.2	Consent of Bobbitt Pittenger & Company, PA

Item 28.	Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)	Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sarasota, State of Florida, on March 5, 2007.

SUN ENERGY SOLAR, INC.

By:	/s/ Carl L. Smith, III
Carl L. Smith, III
Chief Executive Officer, Director and Chairman of the Board

By:	/s/ Matthew Veal
Matthew Veal
Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carl L. Smith, III, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carl L. Smith, III	Chief Executive Officer, Director	March 5, 2007
Carl L. Smith, III	and Chairman of the Board

/s/ Matthew Veal	Chief Accounting Officer and	March 5, 2007
Matthew Veal	Principal Accounting Officer

/s/ Richard C. Hall
Richard C. Hall	Director	March 5, 2007

/s/ Bob Fugerer
Bob Fugerer	Director	March 5, 2007

/s/ Gary P. Bentz
Gary P. Bentz	Director	March 5, 2007

/s/ Eddie Shaviv
Eddie Shaviv	Director	March 5, 2007

/s/ Joe Miller	Director	March 5, 2007
Joe Miller

/s/ John LaCorte	Director	March 5, 2007
John LaCorte

/s/ Jim Perkins	Director	March 5, 2007
Jim Perkins

/s/ Don Sipes	Director	March 5, 2007
Don Sipes